UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240. 14a-12

XEROX HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $1.00 per share
(2)

Aggregate number of securities to which transaction applies:

221,259,399, which represents the maximum number of shares of common stock, $1.00 par value per share, of Xerox Holdings Corporation, which we refer to as Xerox, estimated to be issuable upon completion of the offer and second-step merger (as described herein).

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)

Proposed maximum aggregate value of transaction:

$4,162,780,509.62

Solely for the purpose of calculating the filing fee, the market value of the transaction was calculated as the product of (1) 1,490,240,474 shares of common stock, par value $0.01 per share, of HP Inc., which we refer to as HP and which common stock we refer to as HP common stock (being the sum of (i) 1,453,187,484 shares of HP common stock outstanding (as reported in HP’s Annual Report on Form 10-K for the year ended October 31, 2019, which we refer to as the HP 10-K), (ii) 7,093,000 shares of HP common stock issuable upon the exercise of outstanding options (as reported in the HP 10-K) and (iii) 29,960,000 shares of HP common stock subject to restricted stock units (as reported in the HP 10-K), less 10 shares of HP common stock in which Xerox has an ownership interest (which will not be tendered in the offer and will be cancelled in any merger with HP) and (2) the average of the high and low sale prices of HP common stock as reported on the New York Stock Exchange on March 3, 2020 ($21.13), minus $27,326,000,706.00, the estimated maximum aggregate amount of cash to be paid by Xerox in the offer and second-step merger in exchange for such securities.

	(5)	Total fee paid: $540,328.91, which is equal to 0.0001298 multiplied by the underlying value of the transaction of $4,162,780,509.62.

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $540,328.91
	(2)	Form, Schedule or Registration Statement No.: Form S-4 (Registration Number 333-236827)
	(3)	Filing Party: Xerox Holdings Corporation, Commission File No. 001-39013
	(4)	Date Filed: March 2, 2020

PRELIMINARY COPY—SUBJECT TO COMPLETION—DATED MARCH 10, 2020

Dear Shareholders:

You are cordially invited to attend a special meeting of shareholders of Xerox Holdings Corporation (“Xerox”), to be held at [●], local time, on [●], 2020, at [●] in [●]. We look forward to meeting our shareholders who are able to attend.

At the meeting, we will vote on each of the proposals set forth in the Notice of Special Meeting of Shareholders and the accompanying proxy statement, as well as address any other business matters that may properly come before the meeting.

The purpose of the meeting is to take actions relating to our proposed acquisition of HP Inc. We cannot complete an acquisition of HP Inc. unless Xerox shareholders approve the share issuance and the amendment to the Xerox restated certificate of incorporation described in the enclosed proxy statement. Your support is therefore crucial.

Enclosed with this invitation are the Notice of Special Meeting of Shareholders, the proxy statement and a proxy card. Your vote at this meeting is important. Whether or not you plan to attend the meeting, I hope you will vote as soon as possible. You will find voting instructions in the proxy statement and on the proxy card.

Thank you for your continued support of Xerox.

Giovanni (“John”) Visentin

Vice Chairman and Chief Executive Officer

The accompanying proxy statement is dated [●], 2020 and is first being mailed to shareholders on or about [●], 2020.

Notice of Special Meeting of Shareholders

You are cordially invited to attend a special meeting of shareholders of Xerox Holdings Corporation, to be held at [●] in [●], on [●], 2020, at [●], local time. Your board of directors and management look forward to greeting those shareholders who are able to attend.

Shareholders will be asked to:

1.

Approve, for purposes of the New York Stock Exchange rules, the issuance of [●] shares of Xerox common stock in connection with a combination with HP Inc., whether by way of a tender offer followed by a second-step merger, a merger transaction or otherwise;

2.

Approve an amendment to the Xerox restated certificate of incorporation to increase the number of authorized shares of Xerox common stock from four hundred thirty seven million five hundred thousand (437,500,000) shares to [●] shares, the form of the text of such amendment is attached as Annex A to the accompanying proxy statement; and

3.

Approve the proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the special meeting.

Shareholders will also be asked to consider such other business as may properly come before the special meeting.

Voting:

You are eligible to vote if you were a shareholder of record at the close of business on [●], 2020.

Ensure that your shares are represented at the special meeting by voting in one of several ways:

Go to the website listed on your proxy card to vote VIA THE INTERNET.

Call the telephone number specified on your proxy card to vote BY TELEPHONE.

Sign, date and return the enclosed proxy card in the postage-paid envelope provided to vote BY MAIL.

Attend the meeting to vote IN PERSON (please see pages 2-5 of the proxy statement for additional information regarding admission to the special meeting and how to vote your shares).

Please submit your proxy as soon as possible to ensure that your shares are represented, even if you plan to attend the special meeting. Voting now will not limit your right to change your vote or to attend the special meeting.

If you have any questions or require assistance in voting your shares, you should call D.F. King & Co., Inc. at (866) 721-1324 (toll free) or (212) 269-5550 (collect) or Harkins Kovler, LLC, at (800) 257-3995 (toll free) or (212) 468-5380 (collect).

By order of the board of directors,

Douglas H. Marshall

Corporate Secretary

Norwalk, Connecticut

March [●], 2020

PRELIMINARY COPY—SUBJECT TO COMPLETION—DATED MARCH 10, 2020

PROXY STATEMENT

OF

XEROX HOLDINGS CORPORATION

This proxy statement is furnished to the holders of shares of common stock, par value $1.00 per share, which we refer to as Xerox common stock, and the holders of shares of preferred stock, par value $1.00 per share, which we refer to as Xerox Series A preferred stock and, together with Xerox common stock which we refer to, collectively, as Xerox stock, of Xerox Holdings Corporation, a New York corporation, which we refer to as Xerox, in connection with the solicitation of proxies by the management of Xerox to be voted at a special meeting of shareholders on [●], 2020, at [●], local time, at [●] in [●] and any adjournments or postponements thereof, which we refer to as the special meeting. In this document, the words “Xerox,” “we,” “our,” “ours” and “us” refer only to Xerox Holdings Corporation and not to any other person or entity.

Xerox shareholders will be asked at the special meeting to consider and vote upon the following matters:

1.

Approval, for purposes of the New York Stock Exchange rules, of the issuance of [●] shares of Xerox common stock in connection with a combination with HP Inc., which we refer to as HP, whether by way of a tender offer followed by a second-step merger, a merger transaction or otherwise (which proposal we refer to as the share issuance proposal and the one or more issuances of Xerox common stock contemplated by this proposal we refer to, collectively, as the share issuance);

2.

Approval of an amendment to the Xerox restated certificate of incorporation to increase the number of authorized shares of Xerox common stock from four hundred thirty seven million five hundred thousand (437,500,000) shares to [●] shares; the form of the text of such amendment is attached as Annex A to this proxy statement (which proposal we refer to as the authorized share proposal and which amendment we refer to as the authorized share amendment); and

3.

Approval of the proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the special meeting (which we refer to as the adjournment proposal and, together with the share issuance proposal and the authorized share proposal which we refer to, collectively, as the proposals).

On November 5, 2019, Xerox made a proposal to acquire all of the outstanding shares of HP common stock for per share consideration of $22.00, consisting of $17.00 in cash and 0.137 shares of Xerox common stock. On February 10, 2020, Xerox increased its offer to $24.00 per share, consisting of $18.40 in cash and 0.149 Xerox shares based on Xerox’s closing share price of $37.68 on February 6, 2020. On March 2, 2020, Xerox, through its wholly owned subsidiary, XHC Acquisition Corp. (which we refer to as Purchaser), commenced an exchange offer (which we refer to as the offer), through an offer to exchange (including the related letter of election and transmittal) (as amended, modified and supplemented, which we refer to as the offer to exchange), which is enclosed with the registration statement on Form S-4 (Registration Number 333-236827; which we refer to as the Xerox S-4) filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) on March 2, 2020, pursuant to which it is offering to exchange, for each issued and outstanding share of common stock, par value $0.01 per share, of HP (which we refer to as the HP common stock), at the election of the holder: (1) the Standard Election Consideration specified on the cover page of the offer to exchange; (2) the Cash Election Consideration specified on the cover page of the offer to exchange; or (3) the Stock Election Consideration specified on the cover page of the offer to exchange, subject in each case to the election and proration procedures described in the offer to exchange and in the related letter of election and transmittal. The purpose of the offer is for Xerox to acquire all of the outstanding shares of common stock of HP in order to combine the businesses of Xerox and HP. Xerox intends, promptly after consummation of the offer, to cause HP to merge with Purchaser, after which HP would be a direct or indirect, wholly owned subsidiary of Xerox. Please see the sections in this proxy statement titled “Background of the Offer” and “The Offer” for a more detailed discussion of the proposed acquisition of HP.

Xerox is soliciting proxies from Xerox shareholders to be voted at the special meeting pursuant to this proxy statement in order to be able to issue the shares of Xerox common stock (which we refer to as the Xerox common shares) to HP stockholders in connection with a combination with HP. Shareholder approval of the share issuance and the authorized share amendment is a condition to our completing an acquisition of HP (including on a negotiated basis). Each of the share issuance and the authorized share amendment will become effective only if it is approved by Xerox shareholders and if the HP common stock is acquired by Xerox through a tender offer followed by a second-step merger, a merger transaction or otherwise.

The members of the board of directors of Xerox (which we refer to as the Xerox Board) other than directors Keith Cozza and Nicholas Graziano (who we refer to as the Icahn Designees), who we refer to as the Independent Directors, have unanimously determined that each of the share issuance, the authorized share amendment and the adjournment proposal is in the best interests of Xerox and its shareholders. The Independent Directors unanimously recommend that you vote “FOR” the share issuance proposal, “FOR” the authorized share proposal and “FOR” the adjournment proposal.

We are providing you with this proxy statement and related materials in connection with the solicitation of proxies by our management. This proxy statement and the accompanying proxy card are expected to be mailed to the shareholders of record as of [●], 2020, commencing on or about [●], 2020.

All properly executed written proxies, and all properly completed proxies submitted by mail, facsimile or telephone or via the Internet, which are delivered pursuant to, and which appoint Giovanni (“John”) Visentin and Louis J. Pastor, as proxies in accordance with, this solicitation will be voted at the special meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the special meeting.

Your vote is very important. Whether or not you plan to attend the special meeting, please take time to vote by completing and mailing your proxy card or by following the voting instructions provided to you if you own your shares through a broker or other intermediary. If you do not receive such instructions, you may request them from that broker or other intermediary.

ADDITIONAL INFORMATION

As permitted under the rules of the SEC, this proxy statement incorporates important business and financial information that is contained in documents filed with the SEC that are not included in or delivered with this proxy statement. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 74.

You may also obtain copies of these documents, at no cost, by contacting Xerox at the following address or telephone number:

Xerox Holdings Corporation

201 Merritt 7

Norwalk, CT 06851-1056

(203) 968-3000

or our proxy solicitors, D.F. King & Co., Inc., which we refer to as D.F. King, and Harkins Kovler, LLC, which we refer to as Harkins Kovler, at the following addresses or telephone numbers:

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Banks and Brokers Call Collect: (212) 269-5550 All Others Call Toll-Free: (866) 721-1324 Email: Xerox@dfking.com	Harkins Kovler, LLC 3 Columbus Circle, 15th Floor New York, New York 10019 Banks and Brokers Call Collect: (212) 468-5380 All Others Call Toll-Free: (800) 257-3995 Email: Xerox@harkinskovler.com

Please complete, sign, date and return your proxy card today.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING. In addition to delivering printed versions of this proxy statement and the proxy card to all shareholders by mail, this proxy statement and the proxy card are also available on the Internet. You have the ability to access and print this proxy statement and the proxy card at [●].

In addition, this proxy statement and the proxy card are also available at our website at [www.xerox.com/investor] or through the electronic data system called EDGAR that is hosted by the SEC, at www.sec.gov.

IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING	1

SUMMARY	8

ANNEX A — FORM OF THE TEXT OF AMENDMENT OF XEROX RESTATED CERTIFICATE OF INCORPORATION

i

IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING

The following are some of the questions you, as a shareholder of Xerox, may have and answers to those questions. The information in this section is not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained in this proxy statement. We urge you to read this proxy statement in its entirety prior to making any decision as to how you will vote your Xerox shares on the matters to be considered at the special meeting.

The special meeting

A special meeting of shareholders of Xerox will be held beginning at [●] at [●] in [●], on [●], 2020.

What is the purpose of the special meeting?

At the special meeting, shareholders will consider and vote on the following matters:

1.

Approval, for purposes of the New York Stock Exchange rules, of the issuance of [●] shares of Xerox common stock in connection with a combination with HP, whether by way of a tender offer followed by a second-step merger, a merger transaction or otherwise;

2.

Approval of an amendment to the Xerox restated certificate of incorporation to increase the number of authorized shares of Xerox common stock from four hundred thirty seven million five hundred thousand (437,500,000) shares to [●] shares; the form of the text of such amendment is attached as Annex A to this proxy statement; and

3.

Approval of the proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the special meeting.

Shareholder approval of the share issuance and the authorized share amendment is a condition to our completing an acquisition of HP (including on a negotiated basis). Each of the share issuance and the authorized share amendment will become effective only if it is approved by Xerox shareholders and if the HP common stock is acquired by Xerox, through a tender offer followed by a second-step merger, a merger transaction or otherwise.

Who is entitled to vote?

Owners of Xerox common stock and owners of Xerox Series A preferred stock as of the close of business on [●], 2020, the record date for the purpose of determining holders of Xerox stock entitled to receive notice of and to vote at the special meeting (including any postponements or adjournments of the special meeting) (which we refer to as the record date) are entitled to vote, together as a single class, at the special meeting. The shares owned include shares you held on that date (1) directly in your name as the shareholder of record and/or (2) in the name of a broker, bank or other holder of record where the shares were held for you as the beneficial owner.

Each holder of Xerox common stock is entitled to one vote for each share of Xerox common stock registered in his or her name as of the close of business on the record date. Each holder of Xerox Series A preferred stock is entitled to a number of votes equal to the product of (i) the aggregate number of shares of Xerox common stock into which the shares of Xerox Series A preferred stock registered in his or her name as of the close of business on the record date convert in accordance with Xerox’s certificate of incorporation, divided by (ii) ten, rounded down to the nearest whole number.

As of [●], 2020, [●] shares of Xerox common stock and 180,000 shares of Xerox Series A preferred stock were issued and outstanding and entitled to be voted at the special meeting (including any postponements or adjournments of the special meeting).

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Inc. (which we refer to as Computershare), you are considered, with respect to those shares, a “shareholder of record.” In this case, this proxy statement, the notice of special meeting and the proxy card have been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee of record, you are considered the “beneficial owner” of shares held in “street name.” As a result, this proxy statement, the notice of special meeting and the proxy card have been forwarded to you by your broker, bank or other nominee of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

Registered shareholders can vote in any one of four ways:

BY INTERNET	BY TELEPHONE

If you have Internet access, you may vote your shares by following the “Vote by Internet” instructions included on the enclosed proxy card. If you vote via the Internet, do not return your proxy card. You can vote 24 hours a day, seven days a week.

If you received written materials, you may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card. If you vote by telephone, do not return your proxy card. You can vote 24 hours a day, seven days a week.

BY MAIL	IN PERSON

If you received written materials, you may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return your proxy card but do not indicate your voting instructions on one or more of the matters listed, the shares you own will be voted by the named proxies in accordance with the recommendations of the Xerox Board.

We will distribute written ballots to any shareholder of record or authorized representative of a shareholder of record who wants to vote in person at the special meeting instead of by proxy. If you submit a proxy or voting instructions via the Internet, telephone or mail, you do not need to vote at the special meeting. Voting in person will revoke any proxy previously given.

If you use your proxy to vote by Internet, telephone or mail, you authorize each of the two persons, whose names are listed on the proxy card accompanying this proxy statement, to act as your proxies to represent you and vote your shares as you direct.

Beneficial owners will receive enclosed with this proxy statement, voting instructions from the bank, broker or other nominee of record where the shares are held that must be followed in order for their shares to be voted. Beneficial owners should follow the instructions from their bank, broker or other nominee of record in order for their shares to be voted. In most instances, you will be able to do this over the Internet, by telephone or by mail as indicated on your voting instruction form. If you hold your shares through a broker, bank or other nominee, you must obtain a “legal proxy” from your broker, bank or other nominee to vote in person at the special meeting.

What is a proxy?

It is your legal designation of another person to vote on matters transacted at the special meeting based upon Xerox stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

How will my share be voted if I give my proxy?

On the proxy card, you can indicate how you want your proxy to vote your Xerox shares, or you can let your proxy decide for you by signing and returning the proxy card without indicating a voting preference for the proposals. If you have specified on the proxy card how you want to vote on the proposals (by marking, as applicable, “FOR” or “AGAINST”), then your proxy must vote your Xerox shares accordingly.

If you submit your proxy card or voting instruction form but do not indicate how you want to vote, your shares will be voted “FOR” each of the proposals.

Your proxies will vote in their discretion on any other matter that properly comes before the special meeting.

If my Xerox shares are held in a brokerage account or in “street name” will my broker or other intermediary vote them for me?

If you own your Xerox shares through a bank, trust company, securities broker or other intermediary, you will receive instructions from your intermediary on how to instruct them to vote your Xerox shares, including by completing a voting instruction form and returning it in the enclosed postage-paid envelope, or providing instructions by telephone or fax or through the Internet, as indicated on your voting instruction form. If you do not receive such instructions, you may contact your intermediary to request them. In accordance with the rules of the New York Stock Exchange (which we refer to as the NYSE), intermediaries who hold Xerox shares in street-name for customers may not exercise their voting discretion with respect to the proposal. Accordingly, if you do not provide your intermediary with instructions on how to vote your street name shares, your intermediary will not be permitted to vote them at the special meeting. For additional information, see below under “What is a broker non-vote and how will it affect the voting?”

May I change or revoke my vote after I return my proxy card?

Yes. You may change or revoke your proxy at any time before it is exercised at the special meeting by submitting a later dated proxy card or voting instruction form, by a later telephone or online vote, by notifying the Secretary of Xerox in writing that you have revoked your proxy or by attending the special meeting and either giving notice of revocation or voting in person.

If your shares are held in “street name” (i.e., held of record by a broker, bank or other nominee) and you wish to revoke a proxy, you should contact your bank, broker or other nominee and follow its procedures for changing your voting instructions. You also may vote in person at the special meeting if you obtain a power of “proxy” from your bank, broker or other nominee.

How does the Xerox Board recommend that I vote?

The Xerox Board (other than directors Keith Cozza and Nicholas Graziano, who we refer to as the Icahn Designees), who we refer to as the Independent Directors, unanimously recommend that you vote:

●

“FOR” the approval, for purposes of the NYSE rules, of the issuance of [●] shares of Xerox common stock in connection with a combination with HP, whether by way of a tender offer followed by a second-step merger, a merger transaction or otherwise;

●

“FOR” the approval of an amendment to the Xerox restated certificate of incorporation to increase the number of authorized shares of Xerox common stock from four hundred thirty seven million five hundred thousand (437,500,000) shares to [●] shares; the form of the text of such amendment is attached as Annex A to this proxy statement; and

●

“FOR” the approval of the proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the special meeting.

Why is shareholder approval of the issuance of Xerox common shares required?

Xerox is seeking to acquire all of HP’s common stock. On March 2, 2020, Xerox, through its wholly owned subsidiary, XHC Acquisition Corp. (which we refer to as Purchaser), commenced an exchange offer (which we refer to as the offer), through an offer to exchange (including the related letter of election and transmittal) (as amended, modified and supplemented, which we refer to as the offer to exchange), which is enclosed with the Xerox S-4, pursuant to which it is offering to exchange, for each issued and outstanding share of the HP common stock, at the election of the holder: (1) the Standard Election Consideration specified on the cover page of the offer to exchange; (2) the Cash Election Consideration specified on the cover page of the offer to exchange; or

(3) the Stock Election Consideration specified on the cover page of the offer to exchange, subject in each case to the election and proration procedures described in the offer to exchange and in the related letter of election and transmittal. Xerox intends, promptly after consummation of the offer, to cause HP to merge with Purchaser, after which HP would be a direct or indirect, wholly owned subsidiary of Xerox.

The rules of the NYSE require that Xerox shareholders approve any issuance of Xerox common shares or securities convertible into or exercisable for Xerox common shares in connection with the acquisition of stock or assets of another company where, due to the present or potential issuance of Xerox common shares or securities convertible into or exercisable for Xerox common shares, (1) the shares to be issued will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (2) the number of Xerox common shares to be issued will be equal to or in excess of 20% of the number of Xerox common shares outstanding before such issuance, and also prior to any issuance of common stock in any transaction or series of related transactions, to (i) a director, officer or substantial security holder of the company (each of which is a related party), (ii) a subsidiary, affiliate or other closely-related person of a related party or (iii) any company or entity in which a Related Party has a substantial direct or indirect interest, if the number of shares of common stock to be issued exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance.

If the share issuance is approved by Xerox shareholders, Xerox reserves the right to issue Xerox common shares in connection with an acquisition of HP, whether through a tender offer followed by a second-step merger, a merger transaction or otherwise. Other than with respect to the proposals, Xerox shareholders are not being asked to vote on the structure or form of, and Xerox shareholder approval is not required with respect to, the proposed acquisition of HP.

What is the effect of shareholder approval and consummation of the acquisition of HP?

Xerox estimates that, upon consummation of the offer and the acquisition of HP, former HP stockholders will hold, in the aggregate, approximately 49% of the Xerox common shares on a diluted basis. For a more detailed discussion of the assumptions on which these estimates are based, please see the section entitled “The Offer — Ownership of Xerox After the Offer.”

Are Xerox shareholders able to exercise dissent and appraisal rights with respect to the matters being voted upon at the Xerox special meeting?

No. Xerox shareholders will not be entitled to exercise dissent and appraisal rights with respect to any matter to be voted upon at the special meeting.

Will I have preemptive rights in connection with the share issuance?

No. Xerox shareholders will not be entitled to any preemptive rights in connection with the issuance of Xerox common shares in connection with an acquisition of HP.

How will my vote affect Xerox’s offer for HP?

We cannot complete an acquisition of HP on the terms set forth in the offer unless Xerox shareholders approve the share issuance and the authorized share amendment. Shareholder approval of the share issuance and the authorized share amendment is a condition to the offer and would be a condition to our completing any acquisition of HP (including on a negotiated basis).

How will my proxy be voted?

If you properly complete, sign and return your proxy card or voting instruction form, your shares will be voted as you specify. However, if you sign and return your proxy card or voting instruction form but do not specify a vote with respect to the proposals, your proxy will follow the Xerox Board’s recommendations.

How can I attend the special meeting?

Registered shareholders may be admitted to the special meeting upon providing picture identification. If you own shares in street name, please bring your most recent brokerage statement, along with government-issued picture identification, to the special meeting. We will use your brokerage statement to verify your ownership of common stock and admit you to the special meeting.

All shareholders of record on the record date may attend the special meeting. In order to be admitted to the special meeting, please obtain an admission ticket in advance and bring a form of personal photo identification, such as a driver’s license.

To obtain an admission ticket:

If you are a registered shareholder:

●	If you vote via the Internet or by telephone, you will be asked if you would like to receive an admission ticket.

●	If you vote by proxy card, please mark the appropriate box on the proxy card and an admission ticket will be sent to you.

If you are a beneficial owner:

●

Please request an admission ticket in advance by calling Shareholder Services at (203) 849-2315 or by mailing a written request, along with proof of your ownership of Xerox stock as of the record date, to Xerox Holdings Corporation, Shareholder Services, 201 Merritt 7, Norwalk, CT 06851-1056. All calls and written requests for admission tickets must be received no later than the close of business on [●], 2020.

You can find directions to the meeting online at [●]. If you have any further questions regarding admission or directions to the special meeting, please call Shareholder Services at (203) 849-2315.

What happens if the transaction with HP is not consummated?

If a combination with HP and Xerox is not consummated, then neither the authorized share amendment nor the share issuance will go into effect.

How many shares are required to be present to hold the special meeting?

A quorum is necessary to hold a valid meeting of shareholders. The presence at the special meeting, in person or by proxy, of holders representing a majority of the votes of shares entitled to vote thereat shall constitute a quorum. If a quorum is not present at the special meeting, the shareholders of Xerox will not be able to take action on any of the proposals at the special meeting; provided that the special meeting may be adjourned as described below.

As of [●], there were [●] shares of Xerox common stock and 180,000 shares of Xerox Series A preferred stock outstanding. If you vote — including by Internet, telephone or proxy card — your shares will be counted towards the quorum for the special meeting. Abstentions are counted as present for the purpose of determining a quorum.

If there is no quorum, the shareholders present may adjourn the special meeting to another time and place, and it shall not be necessary to give any notice of such adjourned meeting if the time and place to which the special meeting is adjourned are announced at the special meeting. At the adjourned meeting, any business may be transacted that might have been transacted on the original date of the special meeting. If after the adjournment, the Xerox Board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder on the new record date entitled to notice under the by-laws of Xerox. If the adjournment proposal is approved, the special meeting may also be adjourned to solicit additional proxies if there are not sufficient votes to approve the share issuance or the authorized share amendment at the special meeting.

How many votes are required to approve each proposal?

Authorized Share Proposal. Under the Business Corporation Law of the State of New York, the affirmative vote of a majority of all outstanding shares entitled to vote thereon will be required for the approval of the amendment of the Xerox restated certificate of incorporation to increase the number of authorized shares of Xerox common stock.

Share Issuance Proposal and Adjournment Proposal. The affirmative vote of a majority of the votes cast in favor of such action at the special meeting will be required for approval of the share issuance proposal and the adjournment proposal.

Abstentions, broker non-votes and failures to vote are not considered votes cast and therefore have no effect on the outcome of the vote on the proposals (provided that a quorum is present), with the exception of the proposal to approve the amendment of the Xerox restated certificate of incorporation. For this proposal, abstentions, broker non-votes and failures to vote will have the effect of a vote “against” a proposal.

If you hold your Xerox shares through a bank, broker or other nominee of record, such intermediary may not be able to vote your shares without your specific instruction. For additional information, see below under “What is a broker non-vote and how will it affect voting?”

At present, the Xerox Board does not intend to present any other matters at this meeting and knows of no matters other than these to be presented for shareholder action at the special meeting. If any other matters properly come before the special meeting, the persons named in the accompanying proxy card intend to vote the proxies in accordance with their best judgment and in their discretion to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act).

What is a broker non-vote and how will it affect the voting?

A broker non-vote occurs when a broker, bank or other nominee of record submits a proxy for the special meeting, but does not vote on a particular proposal because it has not received voting instructions from the beneficial owner and it does not otherwise have discretion to vote the uninstructed shares. Under the NYSE rules that govern brokers who are voting with respect to shares held in street name, brokers only have the discretion to vote those shares for which it has not received voting instructions on “routine” matters, but not on “non-routine” matters. If you do not instruct your broker on how to vote your shares with respect to all three proposals, your broker will not be able to cast a vote on these proposals. Accordingly, we urge you to give instructions to your bank or broker or other nominee of record as to how you wish your shares to be voted so you may vote on these important matters.

Who will count the vote? Is my vote confidential?

A representative of Computershare will act as Inspector of Elections, supervise the voting, decide the validity of proxies and receive and tabulate proxies. As a matter of policy, we keep confidential all shareholder meeting proxies, ballots and voting tabulations that identify individual shareholders. In addition, the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

When will the voting results be disclosed?

We will publicly disclose voting results of the special meeting within four business days after the special meeting in a Current Report on Form 8-K.

How are proxies solicited?

In addition to the solicitation of proxies by mail, we also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and reimburse such person for the cost of forwarding the material. We have engaged D.F. King and Harkins Kovler to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay D.F. King and Harkins Kovler a fee estimated not to exceed $[●], plus reimbursement of out-of-pocket expenses, for this service. We bear the cost of all proxy solicitation.

What are the deadlines and requirements for shareholder submission of proposals, director nominations and other business for the next Annual Meeting of Shareholders?

The deadlines for shareholder submission of proposals, director nominations and other business for the 2020 Annual Meeting of Shareholders have already passed.

How can I contact the Xerox Board?

Under our Corporate Governance Guidelines, shareholders and other interested parties may contact the non-management members of the Xerox Board by contacting the Chairman of the Corporate Governance Committee using the “Contact the Board” link posted on Xerox’s website at www.xerox.com/governance.

What if multiple shareholders have the same address?

Where multiple shareholders reside in the same household, we will deliver a single copy of the proxy materials, along with separate proxy cards to multiple shareholders who reside in the same household unless we have received contrary instructions. If you share a household with another registered shareholder and would like to receive separate copies of our proxy materials, you may request a change in delivery preferences. For registered shareholders, you may contact our transfer agent at (800)-828-6396 or write them at Computershare, P.O. Box 30170, College Station, TX 77842-3170. For beneficial owners, you may call the bank, broker or other nominee where your shares are held in street name or call (800) 542-1061.

Please see the section entitled “Householding of Proxy Materials” for additional information on the relevant delivery requirements under the SEC’s rules.

How may I get copies of the proxy materials?

Copies of the proxy statement have been distributed to shareholders. Additional paper copies are available at no cost upon request made to Xerox Corporation, 201 Merritt 7, Norwalk, CT 06851-1056, Attention: Corporate Secretary, or by contacting our proxy solicitors, D.F. King, by mail at 48 Wall Street, 22nd Floor, New York, New York 10005, or by telephone at (866) 721-1324 (toll free) or (212) 269-5550 (collect); or Harkins Kovler, by mail at 3 Columbus Circle, 15th Floor, New York, New York 10019, or by telephone at (800) 257-3995 (toll free) or (212) 468-5380 (collect). You may request paper copies of the materials until one year after the date of the special meeting.

The proxy statement is also available on the Xerox’s website at www.xerox.com/investor or www.edocumentview.com/XRX.

Registered shareholders can also elect to receive future distributions of our proxy statements, annual reports to shareholders and proxy cards by electronic delivery at www.computershare.com/investor. Beneficial owners can sign up for electronic delivery at http://enroll.icsdelivery.com/xrx or by checking the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service. Opting to receive future proxy materials electronically by email will provide Xerox cost savings relating to printing and postage and reduce the environmental impact of delivering documents to you.

Is there a list of shareholders entitled to vote at the special meeting?

A list of registered shareholders, certified by the secretary of the transfer agent, entitled to vote at the special meeting will be produced at the special meeting upon request thereat or prior thereto. If the right to vote at any meeting is challenged, the inspectors of election, or person presiding thereat shall require such list of shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be shareholders entitled to vote thereat may vote at such meeting.

Whom should I contact if I have additional questions concerning the proxy statement or the proxy card?

If you have any questions concerning the information contained in this proxy statement or require assistance completing the proxy card, you should contact our proxy solicitors, D.F. King, by mail at 48 Wall Street, 22nd Floor, New York, New York 10005, or by telephone at (866) 721-1324 (toll free) or (212) 269-5550 (collect); or Harkins Kovler, by mail at 3 Columbus Circle, 15th Floor, New York, New York 10019, or by telephone at (800) 257-3995 (toll free) or (212) 468-5380 (collect).

Where can I find more information about the companies?

You can find more information about Xerox and HP from various sources described in the section entitled “Where You Can Find More Information.”

SUMMARY

The following is a summary of information contained elsewhere in this proxy statement. This summary is provided for convenience only and should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing or referred to elsewhere in this proxy statement, including the Annexes and Schedules and documents included or incorporated by reference in this proxy statement.

Information About the Companies (see page 41)

Xerox

Xerox is a workplace technology company, building and integrating software and hardware for enterprises large and small. As customers seek to manage information across digital and physical platforms, we deliver a seamless, secure and sustainable experience. Whether inventing the copier, the Ethernet, the laser printer or more, Xerox has long defined the modern work experience and continues to do so with investments in artificial intelligence (AI), sensors and services for Internet of Things (IoT), digital packaging, 3-D printing and Clean Technologies (cleantech).

On July 31, 2019, Xerox Corporation completed a reorganization of its corporate structure into a holding company structure. Pursuant to the reorganization, Xerox Corporation became a direct, wholly-owned subsidiary of Xerox. Additional information regarding the reorganization is in the section of this proxy statement titled “Information about the Companies — Xerox”.

Xerox’s principal executive offices are located at P.O. Box 4505, 201 Merritt 7, Norwalk, Connecticut 06851-1056, and its telephone number at that location is (203) 968-3000.

Additional information about Xerox is contained in our public filings, which are incorporated by reference herein. See the section in this proxy statement entitled “Where You Can Find More Information.”

Purchaser

Purchaser is a Delaware corporation incorporated on January 31, 2020, with principal executive offices at P.O. Box 4505, 201 Merritt 7, Norwalk, Connecticut 06851-1056. The telephone number of Purchaser’s principal executive offices is (203) 968-3000. Purchaser is a wholly owned subsidiary of Xerox that was formed to facilitate the proposed transaction with HP. Purchaser has engaged in no activities to date and has no material assets or liabilities of any kind, in each case other than those incidental to its formation and its activities and obligations in connection with the offer.

HP

HP is a leading global provider of personal computing and other access devices, imaging and printing products, and related technologies, solutions and services. HP sells to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors.

HP was incorporated in 1947 under the laws of the state of California as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard. Effective in May 1998, HP changed its state of incorporation from California to Delaware. HP’s principal executive offices are located at 1501 Page Mill Road, Palo Alto, California, and its telephone number at that location is (650) 857-1501.

Additional information about HP is contained in HP’s public filings, which are incorporated by reference herein. See the section in this proxy statement entitled “Where You Can Find More Information.”

The Special Meeting (see page 25)

The special meeting will be held at [●], local time, on [●], 2020, at [●] in [●]. Shareholders will be asked to consider and vote on the following matters:

1.

Approval, for purposes of the NYSE rules, of the issuance of [●] shares of Xerox common stock in connection with a combination with HP, whether by way of a tender offer followed by a second-step merger, a merger transaction or otherwise;

2.

Approval of an amendment to the Xerox restated certificate of incorporation to increase the number of authorized shares of Xerox common stock from four hundred thirty seven million five hundred thousand (437,500,000) shares to [●] shares; the form of the text of such amendment is attached as Annex A to this proxy statement; and

3.

Approval of the proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the special meeting.

Each holder of Xerox common stock is entitled to one vote for each share of Xerox common stock registered in his or her name as of the close of business on the record date. Each holder of Xerox Series A preferred stock is entitled to a number of votes equal to the product of (i) the aggregate number of shares of Xerox common stock into which the shares of Xerox Series A preferred stock registered in his or her name as of the close of business on the record date convert in accordance with Xerox’s certificate of incorporation, divided by (ii) ten, rounded down to the nearest whole number.

Recommendation of the Xerox Board (see page 3)

The Independent Directors unanimously recommend that you vote:

●

“FOR” the approval, for purposes of the NYSE rules, of the issuance of [●] shares of Xerox common stock in connection with an acquisition of HP, whether by way of a tender offer followed by a second-step merger, a merger transaction or otherwise;

●

“FOR” the approval of an amendment to the Xerox restated certificate of incorporation to increase the number of authorized shares of Xerox common stock from four hundred thirty seven million five hundred thousand (437,500,000) shares to [●] shares; the form of the text of such amendment attached as Annex A to this proxy statement; and

●

“FOR” the approval of the proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the special meeting.

Reasons for the Offer (see page 29)

We believe that a combined Xerox and HP, which we refer to as the combined company, will have a number of strategic benefits. See the section entitled “The Offer — Reasons for the Offer” for more information on these benefits.

Regulatory Approvals (see page 34)

In addition to the approvals and clearances described in the Competition Laws Condition described in the section entitled “The Offer”, the offer and the second-step merger may also be subject to review by government authorities and other regulatory agencies, including in jurisdictions outside the United States. Xerox intends to identify such authorities and jurisdictions as soon as practicable and to file promptly thereafter all notifications that it determines are necessary or advisable under the applicable laws, rules and regulations of the respective identified authorities, agencies and jurisdictions for the consummation of the offer and/or the second-step merger and to file all post-completion notifications that it determines are necessary or advisable as soon as possible after the offer and the second-step merger have been consummated.

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this proxy statement, in the documents incorporated by reference, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, including statements regarding Xerox’s proposed acquisition of HP, any benefits and synergies related thereto and future opportunities for the combined company, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to:

●

the ultimate outcome of the offer and the second-step merger, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those proposed or the ultimate removal or the failure to render inapplicable the obstacles to consummation of the offer and the second-step merger described in the Anti-Takeover Devices Condition by the HP Board;

●	uncertainties as to whether HP will cooperate with Xerox regarding the proposed transaction;

●	the ultimate result should Xerox determine to commence a proxy contest for election of directors to HP’s the HP Board;

●	Xerox’s ability to consummate the proposed transaction with HP;

●	the conditions to the completion of the proposed transaction, including the receipt of any required shareholder approvals and any required regulatory approvals;

●	Xerox’s ability to finance the proposed combination with HP;

●

Xerox’s indebtedness, including the substantial indebtedness Xerox expects to incur in connection with the proposed transaction with HP and the need to generate sufficient cash flows to service and repay such debt;

●

the possibility that Xerox may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate HP’s operations with those of Xerox;

●	that such integration may be more difficult, time-consuming or costly than expected;

●

that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction;

●	the retention of certain key employees may be difficult;

●	general economic conditions that are less favorable than expected;

●	our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business;

●	our ability to attract and retain key personnel;

●	changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business;

●	the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions;

●	changes in foreign currency exchange rates;

●	our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights;

●

the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law;

●

the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations;

●	our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions;

●

the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts;

●	reliance on third parties, including subcontractors, for manufacturing of products and provision of services;

●	the exit of the United Kingdom from the European Union;

●	our ability to manage changes in the printing environment and expand equipment placements;

●	interest rates, cost of borrowing and access to credit markets;

●

funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws;

●	the outcome of litigation and regulatory proceedings to which we may be a party;

●	any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; and

●	the risks and uncertainties detailed by HP with respect to its business as described in its reports and documents filed with the SEC.

Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Corporation’s and Xerox’s 2019 Annual Report on Form 10-K, as well as in Xerox Corporation’s and Xerox’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. These forward-looking statements speak only as of the date of this communication or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

See also the section of this proxy statement titled “Risk Factors.”

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement (including the matters addressed under Forward-Looking Statements above), before deciding whether to vote to approve each of the proposals, you should carefully consider the following risk factors and the other risk factors specific to each of the Xerox and HP businesses that will also affect Xerox after the acquisition of HP is completed, described in Part I, Item 1A of Xerox’s and Xerox Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 28, 2020, which we refer to as the Xerox 10-K, and HP’s Annual Report on Form 10-K for the year ended October 31, 2019 filed with the SEC on December 12, 2019, which we refer to as the HP 10-K, and the other documents that have been filed with the SEC and which are incorporated by reference into this proxy statement. If any of the risks described below or in the reports incorporated by reference into this proxy statement actually occurs, the respective businesses, financial results, financial conditions, operating results or share prices of Xerox or HP could be materially adversely affected.

Risk Factors Relating to the Share Issuance

Xerox shareholders will have a reduced ownership and voting interest after an acquisition of HP and may exercise less influence over management.

Upon the completion of an acquisition of HP, a Xerox shareholder will hold a percentage ownership of Xerox that is smaller than such shareholder’s current percentage ownership of Xerox as it exists today. It is currently expected that the former shareholders of HP as a group will receive shares constituting approximately 49% of the outstanding Xerox common shares on a diluted basis in connection with and immediately after the consummation of the acquisition of HP. As a result, current shareholders of Xerox as a group will own approximately 51% of the outstanding Xerox common shares on a diluted basis immediately after the consummation of the acquisition of HP. Because of this, Xerox shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Xerox. For a more detailed discussion of the assumptions on which these estimates are based, please see the section entitled “The Offer — Ownership of Xerox After the Offer.”

Risk Factors Relating to Xerox Following the Offer and the Second-Step Merger

HP and Xerox may not successfully integrate.

If Xerox consummates the offer and the second-step merger (which will represent Xerox’s largest transaction to date), achieving the anticipated benefits of the proposed combination with HP will depend in part upon whether the two companies integrate their businesses in an effective and efficient manner. The companies may not be able to accomplish this integration process successfully, including as a result of actions that HP may continue to take to frustrate the offer. The integration of any business may be complex and time-consuming. The difficulties that could be encountered include the following:

●	integrating personnel, operations and systems, while maintaining focus on selling and promoting existing and newly acquired products;

●	coordinating the geographically dispersed organizations;

●	distraction of management and employees from operations and changes in corporate culture;

●	retaining existing customers and attracting new customers;

●	maintaining business relationships; and

●	inefficiencies associated with the integration of the operations of the combined company.

In addition, there will be integration costs and non-recurring transaction costs (such as fees paid to legal, financial, accounting and other advisors and other fees paid in connection with the offer and the second-step merger, including financing fees) associated with the proposed combination with HP, combining the operations of Xerox and HP and achieving the synergies we expect to obtain, and such costs may be significant.

An inability to realize the full extent of the anticipated benefits of the proposed combination with HP, including the $1.0-1.5 billion in estimated annual revenue synergies and $2.0 billion in estimated cost synergies, as well as any delays encountered in the integration process and realizing such benefits, could have an adverse effect upon the revenues, level of expenses and operating results of Xerox, which may affect adversely the value of Xerox common stock after the consummation of the offer and the second-step merger.

Xerox has only conducted a review of HP’s publicly available information and has not had access to HP’s non-public information. Therefore, Xerox may not be able to retain certain agreements and may be subject to liabilities of HP unknown to Xerox, which may have a material adverse effect on Xerox’s profitability, financial condition and results of operations and which may result in a decline in the market value of Xerox common stock.

To date, Xerox has only conducted a due diligence review of HP’s publicly available information. As a result, after the consummation of the offer and the second-step merger, Xerox may be subject to liabilities of HP unknown to Xerox or HP, which may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Xerox common stock after the consummation of the offer and the second-step merger.

The consummation of the offer or the second-step merger may constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, or result in the acceleration or other change of any right or obligation (including, without limitation, any payment obligation) or termination of an agreement under agreements of HP that are not publicly available. If this happens, Xerox may have liabilities relating to the breach or default and may have to seek to replace that agreement with a new agreement. Xerox cannot provide assurance that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to HP’s business, failure to replace that agreement on similar terms or at all may increase the costs to Xerox of operating HP’s business or prevent Xerox from operating part or all of HP’s business. In addition, HP may be committed to arrangements or agreements of which Xerox is not aware.

Based upon a review of HP’s public filings with the SEC, pursuant to HP’s Second Amended and Restated Credit Agreement, dated as of April 2, 2014, as amended and restated as of November 1, 2015, as further amended and restated as of March 30, 2018, which we refer to as the credit agreement, the offer and the second-step merger could potentially result in an event of default under the credit agreement, including an event of default in the event the HP Board as of the effective date of the credit agreement, which we refer to as the original board, ceases to constitute a majority of the HP Board (with any new director approved by the majority of the then original board being deemed a member of the original board for purposes of the credit agreement), with certain limited exceptions. An event of default would permit lenders holding more than 50% of the commitments under the credit agreement to terminate the commitments under the credit agreement and to declare the outstanding principal and accrued interest due and payable. HP could also seek a waiver of any such event of default, which would require the approval of the lenders under the credit agreement.

In respect of all information relating to HP presented in, incorporated by reference into or omitted from, this proxy statement, Xerox has relied upon publicly available information, including information publicly filed by HP with the SEC. Although Xerox has no knowledge that would indicate that any statements contained herein regarding HP’s condition, including its financial or operating condition (based upon such publicly filed reports and documents) are inaccurate, incomplete or untrue, Xerox was not involved in the preparation of such information and statements. For example, Xerox has made adjustments and assumptions in preparing the pro forma financial information presented in this proxy statement that have necessarily involved Xerox’s estimates with respect to HP’s financial information that, given the lack of information received, could be materially different than currently presented. See the section of this proxy statement entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Any financial, operating or other information regarding HP that may be detrimental to Xerox following the consummation of the offer and the second-step merger that has not been publicly disclosed by HP, or errors in Xerox’s estimates due to the lack of cooperation and information from HP, may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Xerox common stock after the consummation of the offer and the second-step merger.

The offer could trigger certain provisions contained in HP’s equity plans, employee benefit plans or agreements that could require Xerox to make change of control payments or vest outstanding equity awards.

Certain of HP’s equity plans, employee benefit plans or agreements contain change of control clauses providing for outstanding equity awards to vest or compensation to be granted to certain members of HP senior management either upon a change of control, or if, following a change of control, HP terminates the employment relationship between HP and these employees under certain circumstances, or if these employees terminate the employment relationship because of certain adverse changes during a certain period or periods following a change of control. If consummated, the acquisition of HP would constitute a change of control of HP, thereby giving rise to potential vesting of outstanding equity awards and change of control payments described above.

Xerox will incur a substantial amount of indebtedness to acquire the shares of HP common stock pursuant to the acquisition of HP, whether through a tender offer followed by a second-step merger, a merger transaction or otherwise, and, as a result, will increase its outstanding indebtedness. Xerox’s failure to meet its debt service obligations, including a failure to comply with the restrictive covenants contained in the related agreements, could have a material adverse effect on its business, financial condition and results of operations.

Xerox anticipates that it will need to borrow approximately $24 billion to complete the acquisition of HP.

Xerox’s increased indebtedness following consummation of the acquisition could adversely affect Xerox’s operations and liquidity. Xerox’s anticipated level of indebtedness could, among other things:

●

make it more difficult for Xerox to pay or refinance its debts as they become due during adverse economic and industry conditions because Xerox may not have sufficient cash flows to make its scheduled debt payments;

●

cause Xerox to use a larger portion of its cash flow to fund interest and principal payments, reducing the availability of cash to fund working capital, capital expenditures, research and development and other business activities;

●	cause Xerox to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

●	cause Xerox to be more vulnerable to general adverse economic and industry conditions;

●	cause Xerox to be disadvantaged compared to competitors with less leverage;

●	result in a downgrade in the credit rating of Xerox or any indebtedness of Xerox or its subsidiaries, which could increase the cost of further borrowings; and

●	limit Xerox’s ability to borrow additional monies in the future to fund working capital, capital expenditures, research and development and other general corporate purposes.

In addition, the terms of Xerox’s indebtedness following the consummation of the acquisition of HP are expected to restrict certain actions by Xerox and its subsidiaries, including financial, affirmative and negative covenants, including limitations on the ability to incur indebtedness, create liens, and merge, amalgamate and consolidate with other companies, in each case, subject to exceptions and baskets to be mutually agreed upon by Xerox and the parties thereto, the exact terms of which are to be negotiated prior to consummation of the acquisition.

Xerox also may incur additional long-term debt and working capital lines of credit to meet future financing needs, subject to certain restrictions under its existing debt, which would increase its total indebtedness. Although the terms of Xerox’s existing credit agreement and of the indentures governing Xerox’s existing debt contain restrictions on the incurrence of additional debt, including secured debt, these restrictions are subject to a number of important exceptions and debt incurred in compliance with these restrictions could be substantial. If Xerox and its restricted subsidiaries incur significant additional debt, the related risks that Xerox faces could intensify.

Xerox has received an amended and restated commitment letter, which we refer to as the commitment letter, from Citigroup Global Markets Inc. (which we refer to as Citi), Mizuho Bank, Ltd., Bank of America, N.A., MUFG Bank, Ltd., PNC Bank, National Association, Credit Agricole Corporate and Investment Bank, Truist Bank and SunTrust Robinson Humphrey, Inc., which we refer to collectively as the Lenders, for up to $24 billion in debt financing, which we refer to as the Debt Financing. Xerox cannot guarantee that the combined company will be able to generate sufficient cash flow to make all of the principal and interest payments under its indebtedness following the consummation of the acquisition of HP when such payments are due or that it will be able, if necessary, to refinance such indebtedness.

All of our debt obligations, and any future indebtedness we may incur, will have priority over our Common Stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Xerox, the Xerox common stock would rank below all debt claims against Xerox. In addition, any convertible or exchangeable securities or other equity securities that we may issue in the future may have rights, preferences and privileges more favorable than those of Xerox common stock. As a result, holders of Xerox common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to Xerox common stock have been satisfied.

The consummation of the acquisition of HP may result in ratings organizations and/or securities analysts taking actions which may adversely affect the combined companies’ business, financial condition and operating results, as well as the market price of Xerox common stock.

Xerox’s current corporate credit rating is BB+ for Standard and Poor’s and Ba1 for Moody’s. In connection with the consummation of the transactions pursuant to the acquisition of HP, including but not limited to the offer and/or the second-step merger, one or both of these ratings agencies may reevaluate Xerox’s ratings. A downgrade may increase Xerox’s cost of borrowing, may negatively impact Xerox’s ability to raise additional debt capital, may negatively impact Xerox’s ability to successfully compete in the marketplace and may negatively impact the willingness of counterparties to deal with Xerox, each of which could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Xerox common stock.

In addition, the trading market for Xerox common stock depends in part on the research and reports that third-party securities analysts publish about Xerox and its industry. In connection with the consummation of the acquisition of HP, one or more of these analysts could downgrade Xerox common stock or issue other negative commentary about Xerox or its industry, which could cause the trading price of Xerox common stock to decline.

Future results of Xerox may differ materially from the unaudited pro forma condensed combined financial statements of Xerox and HP presented in this proxy statement.

The future results of Xerox following the consummation of the acquisition of HP may be materially different from those shown in the Unaudited Pro Forma Condensed Combined Financial Statements presented in this proxy statement, which show only a combination of Xerox’s and HP’s standalone historical results after giving effect to the offer, subject to the matters noted therein. Xerox has estimated that it will record approximately $75 million in transaction expenses (excluding financing fees payable pursuant to the commitment letter or otherwise), as described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in this proxy statement. In addition, the final amount of any charges relating to acquisition accounting adjustments that Xerox may be required to record will not be known until following the consummation of the acquisition of HP. These and other expenses and charges may be significantly higher or lower than estimated.

Resales of Xerox common stock following the acquisition of HP may cause the market price of Xerox common stock to fall.

Xerox expects that it will issue approximately [●] million shares of Xerox common stock in connection with the acquisition of HP. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time upon exercise of options could have the effect of depressing the market price for Xerox common stock. The increase in the number of Xerox common stock may lead to sales of such Xerox common stock or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Xerox common stock.

Risk Factors Relating to HP’s Businesses

You should read and consider the other risk factors specific to HP’s businesses that will also affect Xerox after the consummation of the acquisition of HP described in Part I, Item 1A of the HP 10-K, and other documents that have been filed by HP with the SEC and which are incorporated by reference into this proxy statement.

Risk Factors Relating to Xerox’s Businesses

You should read and consider the other risk factors specific to Xerox’s businesses that will also affect Xerox after the consummation of the acquisition of HP described in Part I, Item 1A of the Xerox 10-K, and other documents that have been filed by Xerox with the SEC which are incorporated by reference into this proxy statement.

Risk Factors Relating to the Acquisition of HP

Xerox must obtain governmental and regulatory approvals to consummate the acquisition of HP, which, if delayed or not granted, may delay or jeopardize the acquisition.

The acquisition of HP, whether through a tender offer followed by a second-step merger, a merger transaction or otherwise, is conditioned on the waiting period (or extension thereof) applicable to the acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and any other applicable antitrust laws and regulations having expired or been terminated, and any approvals or clearances determined by Xerox to be required or advisable thereunder having been obtained. If Xerox does not receive these approvals, then Xerox will not be obligated to accept shares of HP common stock for exchange in the acquisition.

The governmental and regulatory agencies from which Xerox will seek these approvals have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by the acquisition of HP those agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. Although Xerox believes that it will obtain all necessary approvals, no assurance can be given that the required approvals will be obtained or that the required conditions to the acquisition will be satisfied, and, if all required approvals are obtained and the conditions to the consummation of the acquisition are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. See the section entitled “The Offer—Conditions to the Offer” for a discussion of the conditions to the offer and the sections of this proxy statement titled “The Offer—Certain Legal Matters Related to the Acquisition” and “The Offer—Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the acquisition of HP.

The offer is subject to other conditions that Xerox cannot control.

The offer is subject to other conditions, including the Minimum Tender Condition, the Anti-Takeover Devices Condition and the No HP Material Adverse Effect Condition. No assurance can be given that all of the conditions to the offer will be satisfied or, if they are, as to the timing of such satisfaction. In addition, HP and the HP Board may seek to take additional actions and put in place additional obstacles that will delay, or frustrate, the satisfaction of one or more conditions. If the conditions to the offer are not satisfied, then Xerox may allow the offer to expire, or could amend or extend the offer. See the section entitled “The Offer—Conditions to the Offer” for a discussion of the conditions to the offer.

In addition, you should be aware that Xerox has not negotiated the price or terms of the offer or the second-step merger, and neither HP nor the HP Board has approved the offer or the second-step merger. HP has refused to negotiate with Xerox regarding the offer. There can be no assurance that Xerox and HP will enter into an agreement related to a combination of the companies or, if they do enter into an agreement, the terms of such agreement, including the amount that would be paid in any such transaction.

The stock prices of Xerox and HP may be adversely affected if the acquisition of HP is not completed.

If the acquisition of HP (whether by way of a tender offer followed by a second-step merger, a merger transaction or otherwise) is not completed, the prices of Xerox common stock and HP common stock may decline to the extent that the current market prices of Xerox common stock and HP common stock reflect a market assumption that the acquisition of HP will be completed.

Uncertainties associated with the acquisition of HP may cause a loss of employees and may otherwise affect the future business and operations of HP.

Uncertainty about the effect of the acquisition of HP on employees and customers may have an adverse effect on HP and consequently on the combined company following the acquisition. These uncertainties may impair the ability to retain and motivate key personnel until and after the consummation of the acquisition of HP are completed and could cause customers, suppliers, licensees, partners and others that deal with HP to defer entering into contracts with HP or making other decisions concerning HP or seek to change existing business relationships with HP. With respect to the retention of key employees, Xerox is not aware of any retention plan in place to retain any of HP’s key employees. If key employees of HP depart because of uncertainty about their future roles, HP’s business and, as a result, the combined company’s business following the acquisition of HP, could be harmed. While the acquisition is pending, HP may not be able to hire replacements for departed key employees to the same extent that they have been able to in the past.

XEROX SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial information for Xerox as of the end of and for the periods indicated. The statements of income information for each of the years ended December 31, 2019, 2018 and 2017, and the balance sheet information as of December 31, 2019 and 2018, are derived from Xerox’s audited financial statements filed as part of the Xerox 10-K, which is incorporated by reference into this proxy statement. The statements of income information for each of the years ended December 31, 2016 and 2015, and the balance sheet information as of December 31, 2017, 2016 and 2015, are derived from Xerox’s audited financial statements for such years, which have not been incorporated by reference into this proxy statement. The operating results for year ended December 31, 2019 are not necessarily indicative of the results of operations for any future period. More comprehensive financial information, including management’s discussion and analysis of Xerox’s financial condition and results of operations, is contained in the Xerox 10-K and other reports filed by Xerox with the SEC. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. Xerox common stock is listed on the NYSE under the symbol “XRX.” See the section of this proxy statement entitled “Where You Can Find More Information” for instructions on how to obtain these other documents and more complete information relating to Xerox.

	Historical Data Years Ended December 31,
	2019	2018	2017	2016	2015
	(in millions, except per share data)
Revenues:
Sales	$3,227	$3,454	$3,412	$3,532	$3,890
Services, maintenance and rentals	5,595	5,940	6,285	6,583	6,854
Financing	244	268	294	325	346

Total Revenues	9,066	9,662	9,991	10,440	11,090

Costs and Expenses:
Costs of sales	2,097	2,188	2,133	2,393	2,461
Costs of services, maintenance and rentals	3,188	3,473	3,654	3,677	3,997
Cost of financing	131	132	133	128	130
Research, development and engineering expenses	373	397	424	463	511
Selling, administrative and general expenses	2,085	2,379	2,514	2,623	2,851
Restructuring and related costs	229	157	216	258	27
Amortization of intangible assets	45	48	53	58	60
Transaction and related costs, net	12	68	9	—	—
Other expenses, net	84	271	330	320	197

Total Costs and Expenses	8,244	9,113	9,466	9,920	10,234

Income before Income Taxes and Equity Income	822	549	525	520	856
Income tax expense	179	247	468	47	173
Equity in net income of unconsolidated affiliates	8	8	13	13	18

Net Income from Continuing Operations	651	310	70	486	701

Less: Net income attributable to noncontrolling interests	3	4	4	3	7

Net Income attributable to Xerox – Continuing Operations	$648	$306	$66	$483	$694

Basic Earnings Per Share – Continuing Operations	$2.86	$1.17	$0.20	$1.81	$2.52

Diluted Earnings Per Share – Continuing Operations	$2.78	$1.16	$0.20	$1.79	$2.49

Consolidated Balance Sheet Data (at end of period)
Cash and cash equivalents	$2,740	$1,081	$1,292	$2,222	$1,227
Total assets	15,047	14,874	15,946	18,051	25,442

	Historical Data Years Ended December 31,
	2019	2018	2017	2016	2015
	(in millions, except per share data)
Long-term debt	3,233	4,269	5,235	5,305	6,382
Xerox shareholders’ equity	5,587	5,005	5,256	4,709	8,975

Note:

In 2019, Xerox completed a series of transactions to restructure its relationship with FUJIFILM Holdings Corporation, including the sale of its indirect 25% equity interest in Fuji Xerox, which we refer to as FX, and the sale of its indirect 51% partnership interest in Xerox International Partners, which we refer to as XIP. As a result, the historical financial results of our equity method investment in FX and our XIP business (which was consolidated) are reflected as a discontinued operation and as such, their impact is excluded from continuing operations for all periods presented.

HP SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial information for HP as of the end of and for the periods indicated. The statements of earnings information for each of the years ended October 31, 2019, 2018 and 2017, and the balance sheet information as of October 31, 2019 and 2018, are derived from HP’s audited financial statements filed as part of the HP 10-K, which is incorporated by reference into this proxy statement. The statements of earnings information for each of the years ended October 31, 2016 and 2015, and the balance sheet information as of October 31, 2017, 2016 and 2015, are derived from HP’s audited financial statements for such years, which have not been incorporated by reference into this proxy statement. The selected financial information of HP as of and for the three months ended January 31, 2020 and January 31, 2019 is derived from HP’s unaudited consolidated financial statements filed as part of HP’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2020 filed with the SEC on March 5, 2020, which we refer to as the HP 10-Q, which is incorporated by reference into this offer to exchange. The operating results for the three-month period ended January 31, 2020 are not necessarily indicative of the results of operations for the remainder of the year or any future period. More comprehensive financial information, including management’s discussion and analysis of HP’s financial condition and results of operations, is contained in the HP 10-K and other reports filed by HP with the SEC. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. HP common stock is listed on the NYSE under the symbol “HPQ.” See the section of this proxy statement entitled “Where You Can Find More Information” for instructions on how to obtain these other documents and more complete information relating to HP.

	Three Months Ended January 31,		Historical Data Years Ended October 31,
	2020	2019	2019	2018	2017	2016	2015
	(in millions, except per share data)
Net revenue	$14,618	$14,710	$58,756	$58,472	$52,056	$48,238	$51,463

Costs and expenses:
Cost of revenue	11,746	12,098	47,586	47,803	42,478	39,240	41,524
Research and development	400	344	1,499	1,404	1,190	1,209	1,191
Selling, general and administrative (1)	1,290	1,248	5,368	5,099	4,532	3,833	4,719
Restructuring and other charges	291	55	275	132	362	205	63
Acquisition-related charges	—	10	35	123	125	7	1
Amortization of intangible assets	26	29	116	80	1	16	102
Defined benefit plan settlement charges (credits) (1)	—	—	—	—	—	179	(57)

Total costs and expenses	13,753	13,784	54,879	54,641	48,688	44,689	47,543

Earnings from operations	865	926	3,877	3,831	3,368	3,549	3,920
Interest and other, net	13	(26)	(1,354)	(818)	(92)	212	(388)

Earnings before taxes	878	900	2,523	3,013	3,276	3,761	3,532
(Provision for) benefit from taxes	(200)	(97)	629	2,314	(750)	(1,095)	186

Net earnings from continuing operations	$678	$803	$3,152	$5,327	$2,526	$2,666	$3,718

Net earnings per share from continuing operations
Basic	$0.47	$0.52	$2.08	$3.30	$1.50	$1.54	$2.05

Diluted	$0.46	$0.51	$2.07	$3.26	$1.48	$1.53	$2.02

	Three Months Ended January 31,		Historical Data Years Ended October 31,
	2020	2019	2019	2018	2017	2016	2015
	(in millions, except per share data)
Consolidated Balance Sheet Data (at end of period)
Cash and cash equivalents	$4,205	$3,367	$4,537	$5,166	$6,997	6,288	7,584
Total assets) (2)	31,656	32,490	33,467	34,622	32,913	28,987	106,853
Long-term debt	3,932	4,706	4,780	4,524	6,747	6,735	6,648
Total HP stockholders’ deficit	(1,634)	(1,837)	(1,193)	(639)	(3,408)	(3,889)	27,768

(1)

2016 and 2015 reported amounts do not reflect the adoption of the FASB Accounting Standards Update 2017-07 (ASU) 2017-07, which, among other changes, required that companies present the non-service components of the net periodic benefit cost separately from the line item that includes service cost and any subtotal of income from operations. HP adopted ASU 2017-07 in 2019 and retrospectively reclassified amounts for 2018 and 2017. The reclassification had no impact on net earnings.

(2)	Total assets for fiscal year 2015 include assets of Hewlett Packard Enterprise.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information was prepared by Xerox and give effect to the proposed business combination of HP and Xerox, including the related financing, which we refer to as the transaction.

The selected unaudited pro forma condensed combined statements of income for the year ended December 31, 2019 give effect to the transaction as if it had occurred on January 1, 2019. The selected unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives effect to the transaction as if it occurred on December 31, 2019.

Xerox and HP have different fiscal years. Xerox’s fiscal year ends on December 31, whereas HP’s fiscal year ends on October 31. The unaudited pro forma condensed combined financial statements for all periods have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X. Accordingly, the unaudited pro forma condensed combined statement of income for the year ended December 31, 2019 combines Xerox’s year ended December 31, 2019 with HP’s year ended October 31, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 combines Xerox’s balance sheet as of December 31, 2019 with HP’s balance sheet as of October 31, 2019.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the proposed combination with HP had been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. Other than purchases and sales between the two companies, we are not aware of any other material transactions between Xerox and HP during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated (See Note 6 item (A) for pro forma adjustment).

The unaudited pro forma condensed combined financial statements are prepared with Xerox treated as the acquirer. In determining the acquirer for accounting purposes, Xerox considered the five factors identified in Financial Accounting Standard Board, which we refer to as FASB, Accounting Standards Codification, which we refer to as ASC, Topic 805-10-55-12. The accounting for the acquisition of HP is dependent upon certain valuations that are provisional and are subject to change. As of the date of this document, Xerox has not performed the detailed valuation analyses necessary to arrive at the final estimates of the fair market value of the HP assets to be acquired and liabilities to be assumed and the related allocations of purchase price. However, as indicated in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, Xerox has made certain adjustments to the historical book values of the assets and liabilities of HP to reflect preliminary estimates of the fair value of intangible assets acquired with the residual excess of the purchase price over the historical net assets of HP recorded as goodwill. Actual results will differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements once Xerox has determined the final purchase price for HP and has completed the valuation analyses necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes or other acquisition-related adjustments for HP. Xerox will finalize these amounts as we obtain the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting will likely occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Xerox’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition of HP, the costs to integrate the operations of Xerox and HP or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

(in millions, except per share data)	Year Ended December 31, 2019
Pro Forma Condensed Combined Income Statement
Revenues:
Sales	$61,873
Services, maintenance and rentals	5,595
Financing	244

Total Revenues	67,712

Costs and Expenses:
Cost of sales	49,573
Cost of services, maintenance and rentals	3,188
Cost of financing	131
Research, development and engineering expenses	1,872
Selling, administrative and general expenses	7,453
Restructuring and related costs	504
Amortization of intangible assets	1,242
Transaction and related costs, net	42
Other expenses, net	2,317

Total Costs and Expenses	66,322

Income before Income Taxes and Equity Income:	1,390
Income tax benefit	(938)
Equity in net income of unconsolidated affiliates	8

Income from Continuing Operations:	2,336
Less: Net income attributable to noncontrolling interests	3

Net Income from Continuing Operations Attributable to Xerox:	$2,333

Earnings per Share from Continuing Operations:
Basic Earnings per Share	$5.02
Diluted Earnings per Share	$4.50
Pro Forma Shares Outstanding (in thousands):
Basic	435,830
Diluted	518,750

(in millions)	As of December 31, 2019
Pro Forma Condensed Combined Balance Sheet Data
Total assets	$82,909
Long-term debt	27,612
Total liabilities	68,118
Xerox shareholders’ equity	14,570

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The following table summarizes unaudited per share information for Xerox and HP on a historical basis, pro forma combined basis for Xerox and equivalent pro forma combined basis for HP. The following information should be read in conjunction with the audited consolidated financial statements and accompanying notes of Xerox and HP that are incorporated by reference into this proxy statement, and the unaudited pro forma condensed combined financial statements beginning on page 54. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of what the operating results or financial position would have been if the acquisition of HP had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical income per share, dividends per share and book value per share of Xerox and HP shown in the table below are derived from their respective audited consolidated financial statements — for Xerox as of and for the year ended December 31, 2019 and for HP as of and for the year ended October 31, 2019. The historical book value per share is computed by dividing total stockholders’ equity by the number of common shares outstanding at the end of the period, excluding any shares held in treasury. The pro forma combined income per share from continuing operations is computed by dividing the pro forma income from continuing operations available to holders of common shares by the pro forma weighted-average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma shareholders’ equity by the pro forma number of common shares outstanding at the end of the period. HP equivalent pro forma combined per share amounts are calculated by multiplying Xerox pro forma combined per share amounts by the exchange ratio for the Standard Election of 0.149.

As of or for the Year Ended December 31, 2019 (1)
Xerox — Historical
Historical per share of Xerox common stock:
Diluted earnings per share from continuing operations	$2.78
Cash dividends declared per share	1.00
Book value per share	26.28
HP — Historical
Historical per share of HP common stock:
Diluted earnings per share from continuing operations	$2.07
Cash dividends declared per share	0.64
Book value per share	(0.82)
Unaudited Pro Forma Combined
Unaudited pro forma per share of Xerox common stock:
Diluted earnings per share from continuing operations	$4.50
Cash dividends declared per share(2)	1.00
Book value per share	34.17
Unaudited Pro Forma HP Equivalent
Unaudited pro forma per share of HP common stock:
Diluted earnings per share from continuing operations	$0.67
Cash dividends declared per share(2)	0.15
Book value per share	5.09

(1)	As of or for the Year Ended October 31, 2019 for HP Historical.
(2)	The current Xerox dividend is assumed to continue following the completion of the offer and the second-step merger for purposes of the pro forma financial statements.

THE SPECIAL MEETING

This proxy statement is being provided to the Xerox shareholders in connection with the solicitation of proxies by the management of Xerox to be voted at the special meeting (including any adjournment or postponement thereof).

Date, Time, Place and Purpose

The special meeting will be held at [●], local time, on [●], 2020, at [●] in [●]. Shareholders are being asked to consider and vote on the following matters:

1.

Approval, for purposes of the NYSE rules, of the issuance of [●] shares of Xerox common stock in connection with a combination with HP, whether by way of a tender offer followed by a second-step merger, a merger transaction or otherwise (which we refer to as the share issuance proposal and the one or more issuances of Xerox common stock contemplated by this proposal we refer to, collectively, as the share issuance);

2.

Approval of an amendment to the Xerox restated certificate of incorporation to increase the number of authorized shares of Xerox common stock from four hundred thirty seven million five hundred thousand (437,500,000) shares to [●] shares; the form of the text of such amendment is attached as Annex A to this proxy statement (which we refer to as the authorized share proposal); and

3.

Approval of the proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals at the time of the special meeting (which we refer to as the adjournment proposal and, together with the share issuance proposal and the authorized share proposal which we refer to, collectively, as the proposals).

Record Date and Shares Entitled to Vote

Owners of Xerox common stock and owners of Xerox Series A preferred stock as of the close of business on [●], 2020, the record date for the purpose of determining holders of Xerox stock entitled to receive notice of and to vote at the special meeting (including any postponements or adjournments of the special meeting) (which we refer to as the record date) are entitled to vote, together as a single class, at the special meeting. The shares owned include shares you held on that date (1) directly in your name as the shareholder of record and/or (2) in the name of a broker, bank or other nominee of record where the shares were held for you as the beneficial owner.

Each holder of Xerox common stock is entitled to one vote for each share of Xerox common stock registered in his or her name as of the close of business on the record date. Each holder of Xerox Series A preferred stock is entitled to a number of votes equal to the product of (i) the aggregate number of shares of Xerox common stock into which the shares of Xerox Series A preferred stock registered in his or her name as of the close of business on the record date convert in accordance with Xerox’s certificate of incorporation, divided by (ii) ten, rounded down to the nearest whole number.

As of [●], 2020, [●] shares of Xerox common stock and 180,000 shares of Xerox Series A preferred stock were issued and outstanding and entitled to be voted at the special meeting (including any postponements or adjournments of the special meeting).

Voting Procedures

Registered shareholders can vote in any one of four ways:

BY INTERNET	BY TELEPHONE

If you have Internet access, you may vote your shares by following the “Vote by Internet” instructions included on the enclosed proxy card. If you vote via the Internet, do not return your proxy card. You can vote 24 hours a day, seven days a week.

If you received written materials, you may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card. If you vote by telephone, do not return your proxy card. You can vote 24 hours a day, seven days a week.
BY MAIL	IN PERSON

If you received written materials, you may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return your proxy card but do not indicate your voting instructions on one or more of the matters listed, the shares you own will be voted by the named proxies in accordance with the recommendations of the Xerox Board.

We will distribute written ballots to any shareholder of record or authorized representative of a shareholder of record who wants to vote in person at the special meeting instead of by proxy. If you submit a proxy or voting instructions via the Internet, telephone or mail, you do not need to vote at the special meeting. Voting in person will revoke any proxy previously given.

If you use your proxy to vote by Internet, telephone or mail, you authorize each of the two persons, whose names are listed on the proxy card accompanying this proxy statement, to act as your proxies to represent you and vote your shares as you direct.

Beneficial owners will receive enclosed with this proxy statement, voting instructions from the bank, broker or other nominee of record where the shares are held that must be followed in order for their shares to be voted. Beneficial owners should follow the instructions from their bank, broker or other nominee of record in order for their shares to be voted. In most instances, you will be able to do this over the Internet, by telephone or by mail as indicated on your voting instruction form. If you hold your shares through a broker, bank or other nominee, you must obtain a “legal proxy” from your broker, bank or other nominee to vote in person at the special meeting.

Quorum

The presence at the special meeting, in person or by proxy, of holders representing a majority of the votes of shares entitled to vote thereat shall constitute a quorum. If a quorum is not present at the special meeting, the shareholders of Xerox will not be able to take action on any of the proposals at the special meeting; provided that the special meeting may be adjourned as described below.

As of the record date, there were [●] shares of Xerox common stock and [●] shares of Xerox Series A preferred stock outstanding. If you vote — including by Internet, telephone or proxy card — your shares will be counted towards the quorum for the special meeting. Abstentions are counted as present for the purpose of determining a quorum.

If there is no quorum, the shareholders present may adjourn the special meeting to another time and place, and it shall not be necessary to give any notice of such adjourned meeting if the time and place to which the special meeting is adjourned are announced at the special meeting. At the adjourned meeting, any business may be transacted that might have been transacted on the original date of the special meeting. If after the adjournment, the Xerox Board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder on the new record date entitled to notice under the by-laws of Xerox. If the adjournment proposal is approved, the special meeting may also be adjourned to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal or the authorized share proposal at the special meeting.

Vote Required

Authorized Share Proposal

Under the Business Corporation Law of the State of New York, the affirmative vote of a majority of all outstanding shares entitled to vote thereon will be required for the approval of the amendment of the Xerox restated certificate of incorporation to increase the number of authorized shares of Xerox common stock.

Share Issuance Proposal and Adjournment Proposal

The affirmative vote of a majority of the votes cast in favor of such action at the special meeting will be required for approval of the share issuance proposal and the adjournment proposal.

Abstentions, broker non-votes and failures to vote are not considered votes cast and therefore have no effect on the outcome of the vote on the proposals (provided that a quorum is present), with the exception of the proposals to approve the amendment of the Xerox restated certificate of incorporation. For this proposal, abstentions, broker non-votes and failures to vote will have the effect of a vote “against” a proposal.

Proxy Solicitation

Management of Xerox is soliciting your proxy for use at the special meeting. All associated costs of solicitation will be borne by Xerox. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone, by directors, officers or employees of Xerox without special compensation or by Xerox’s proxy solicitors, D.F. King and Harkins Kovler. Xerox will pay D.F. King and Harkins Kovler a fee estimated not to exceed $[●] for their services as proxy solicitors, plus reimbursement of reasonable out-of-pocket expenses. Xerox will, at its own expense, pay those entities holding Xerox shares in the names of their beneficial owners for their reasonable expenses in delivering proxy solicitation materials to their beneficial owners, including objecting beneficial owners. We anticipate that copies of this proxy statement and the accompanying proxy card will be distributed to shareholders on or about [●], 2020.

Change of Vote and Revocation of Proxies

You may change or revoke your proxy at any time before it is exercised at the special meeting by submitting a later dated proxy card, by a later telephone or online vote, by notifying the Secretary of Xerox in writing that you have revoked your proxy or by attending the special meeting and either giving notice of revocation or voting in person.

If your shares are held in “street name” (i.e., held of record by a broker, bank or other nominee) and you wish to revoke a proxy, you should contact your bank, broker or other nominee and follow its procedures for changing your voting instructions. You also may vote in person at the special meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Xerox’s Auditors

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the special meeting and accordingly will not make any statement or be available to respond to any questions.

THE OFFER

The share issuance proposal relates to the offer being made pursuant to the offer to exchange, which is enclosed with the registration statement on Form S-4 (Registration Number 333-236827) filed with the SEC on March 2, 2020. Other than in respect of an acquisition of HP, such a proposal would not be necessary. The offer is not being made to you in your capacity as a Xerox shareholder. This proxy statement is not the offer to exchange and Xerox shareholders are not being asked to tender any Xerox common shares into the offer or otherwise. The following description is to assist you in deciding how to vote with respect to the proposals.

Overview

On March 2, 2019, Xerox commenced the offer pursuant to which it is offering to exchange, for each issued and outstanding share of HP common stock, at the election of the holder:

●	the Standard Election Consideration set forth on the cover page of the offer to exchange;

●	the Cash Election Consideration set forth on the cover page of the offer to exchange; or

●	the Stock Election Consideration set forth on the cover page of the offer to exchange;

subject in each case to the election and proration procedures described in this proxy statement and in the related letter of election and transmittal. We will not allot or issue fractional Xerox common stock to holders of HP common stock who accept the offer. To the extent that you would be entitled to fractional shares, those fractional entitlements will be aggregated and, if a fractional share results from such aggregation, you will be entitled to receive, in lieu of such fractional share, an amount in cash determined by multiplying the fractional share by a price equal to the average of the closing prices of Xerox common stock on the NYSE on each of the five NYSE trading days ending on the 10th business day prior to the date of expiration of the offer.

The offer will expire at 5:00 p.m., New York City time, on April 21, 2020, unless Xerox extends the period of time for which the offer is open, in which case the expiration time will be the latest time and date on which the offer, as so extended, expires.

The offer is subject to a number of conditions, which are described in the section of the offer to exchange titled “The Offer — Conditions to the Offer.” Xerox has expressly reserved the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the offer described herein in its discretion, except for the HSR Condition, Registration Statement Condition, Xerox Shareholder Approval Condition and Stock Exchange Listing Condition, each as set forth in the offer to exchange and each of which cannot be waived. Xerox expressly reserves the right to make any changes to the terms and conditions of the offer (subject to any obligation to extend the offer pursuant to the applicable rules and regulations of the SEC).

The purpose of the offer is for Xerox to acquire all of the outstanding shares of common stock of HP in order to combine the businesses of Xerox and HP. Xerox intends, promptly after consummation of the offer, to cause HP to merge with Purchaser, after which HP would be a direct or indirect, wholly owned subsidiary of Xerox. The HP Board has refused to negotiate the offer with Xerox. Since making its proposal to acquire HP on November 5, 2019, Xerox has continued to publicly express a desire to enter into a negotiated business combination with HP. In our most recent proposal, we offered to acquire each outstanding share of HP common stock for $18.40 in cash and 0.149 shares of Xerox common stock based on Xerox’s closing share price of $37.68 on February 6, 2020. The HP Board has rejected this proposal, as well as our repeated requests for mutual, confirmatory due diligence. In light of HP’s unwillingness to engage with Xerox with respect to a negotiated transaction and the HP Board’s public statements with respect to Xerox’s prior proposal, and because Xerox does not believe that it is appropriate for the HP Board to have a veto right over whether the offer is made available to HP stockholders, Xerox is making the offer directly to HP stockholders upon the terms and subject to the conditions set forth in the offer to exchange as an alternative to a negotiated transaction.

In the event Xerox accepts shares of HP common stock for exchange in the offer, Xerox intends to acquire HP pursuant to the second-step merger. The consideration payable to HP stockholders in the second-step merger is described in more detail in the offer to exchange. After the second-step merger, former remaining HP stockholders will no longer have any ownership interest in HP and, other than those HP stockholders who receive only the Cash Election Consideration, will be shareholders of Xerox.

Subject to applicable law, Xerox has reserved the right to amend the offer in any respect or terminate it, including in connection with entering into a merger agreement with HP.

Reasons for the Offer

The Independent Directors are confident that the combination of Xerox and HP represents a financially and strategically compelling, value-creating opportunity for both HP stockholders and Xerox shareholders. Based on our discussions with many significant HP stockholders and Xerox shareholders, we believe there is broad support for our offer. HP stockholders have routinely cited the undisputed industry logic and appreciate the value that could be created by combining Xerox and HP, which Xerox is convinced outweighs — and is incremental to — anything HP could achieve on its own. We believe the offer is the best available option for HP stockholders to maximize the value of their investment. In fact, members of HP’s own Board and management have acknowledged the undisputed industry logic of a combination.

We believe the offer is strategically compelling for the following reasons:

●

First Mover Advantage: The Xerox Board believes that, in an industry long overdue for consolidation, first movers have the opportunity to reshape the competitive landscape in a strategic and enduring way. By acting decisively to capture this value, Xerox’s offer puts decision-making capability directly in the hands of HP stockholders regardless of engagement by the HP Board (or lack thereof).

●

Market Leadership: The combined company will be strategically positioned to grow market share in the printing market, as well as already-identified, adjacent growth areas. We believe the combined company will hold a market leadership position, ranking among the top three global players. Xerox is a leader in copiers (A3) and printer performance (Lines Per Minute), while HP is a leader in printers (A4). By achieving scale, we believe the combined company will be able to increase efficiency, improve supply chain economics and allow for excess cashflow generation to fund continuous innovation. Customers of the combined company would benefit from having streamlined and integrated end-to-end solutions and services.

●

Significant synergies: Synergies from the combination include cost savings as well as revenue-growth opportunities that are incremental to what each company could achieve on its own. Xerox believes there are at least $2 billion of incremental cost synergies, which can be achieved within 24 months following the second-step merger. This would take HP from an 8% EBITDA margin business to a 12% EBITDA margin business including synergies[4]. Additionally, we estimate $1.0-1.5 billion of potential revenue synergies, which we expect the combined company to realize over the three years following closing of the second-step merger — these revenue synergies have not been included in the implied value of the combined company and we believe represent a significant upside to the combined company’s financial projections. The revenue synergies will be realized through the combined product portfolio and will enable the combined company to realize superior top line growth. The combined company is poised to benefit from significant free cash flow growth, enabling accelerated deleveraging of its balance sheet following the second-step merger and better use of capital by further investing in growth areas. Xerox’s management has a robust track record of realizing cost savings and is therefore best positioned to deliver synergies faster, more efficiently, and with the greatest impact.

●

Decisive and Proven Leadership: A combination of the two companies will require strong leadership to build a new culture and organizational structure, integrate global employees and evaluate product and services offerings, as well as innovation investments focused on profitable growth. The quality and decisiveness of the leadership team is critical to successful execution, no matter how sound the strategy. Xerox’s management team has a strong track record of stabilizing and streamlining operations and taking decisive steps to reduce costs and to drive growth. This management team has already

[4]	The PC business is a low margin business; the printing business generates more than a majority of the cash flow of HP, despite only being 34% of HP’s FY 2019 revenue.

successfully delivered meaningful free cash flow growth, improved profit margins, and returned significant value to shareholders. Many members of the Xerox management team previously worked at HP and know the business intimately.

●

Increased Focus on Research and Development: We expect the combined company to harness the expertise of Xerox’s PARC and HP Labs to drive innovation in 3D printing, digital packaging and other growth markets. We also anticipate the combined company to leverage Xerox’s growing investment in its portfolio of software, services, intelligent workplace tools and apps focused on helping companies and governments with their digital transformations.

We realize there can be no assurance about future results, including results expected as described in the reasons listed above, such as assumptions regarding potential synergies or other benefits to be realized following the offer. Xerox’s reasons for the offer and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this proxy statement titled “Risk Factors” and “Forward-Looking Statements.”

Ownership of Xerox After the Offer

Upon consummation of the offer and the second-step merger of HP, former HP stockholders will own in the aggregate approximately 49% of Xerox common shares on a diluted basis as a result of having been holders of HP stock. This estimate assumes that:

●

the number of outstanding shares of HP common stock immediately prior to the consummation of the offer is 1,433,345,730, the total number of outstanding shares of HP common stock reported in the HP 10-Q as of January 31, 2020;

●

pursuant to the offer (including the terms relating to proration of elections), Purchaser acquires all of the outstanding shares of HP common stock other than the [●] shares of HP common stock directly owned by or allocated to Xerox or its affiliates;

●	pursuant to the second-step merger, the [●] shares of HP common stock directly owned by or allocated to Xerox and the shares of HP common stock acquired pursuant to the offer are cancelled;

●

Xerox does not complete the Equity Financing described in the section of this proxy statement titled “The Offer — Financing of the Offer; Sources and Amount of Funds”. If Xerox does complete the Equity Financing, Xerox shareholders and former HP stockholders would be equally diluted by such financing; and

●

the information about options, restricted stock units and restricted shares contained in the HP 10-K is accurate and remains current at consummation of the second-step merger and, in connection with the second-step merger, (1) unvested options to purchase HP common stock are rolled into unvested options to purchase Xerox common stock with the same spread (relative to exercise price), (2) vested options to purchase HP common stock are treated as though they were shares of HP common stock with a market value equal to their aggregate spread (relative to exercise price) receiving the Standard Election Consideration per share, as specified on the cover page of the offer to exchange, and (3) restricted stock units of HP common stock are treated as though they were an equivalent number of shares of HP common stock receiving the Standard Election Consideration per share, as specified on the cover page of the offer to exchange, and the consideration the holders of those restricted stock units receive were rolled into restricted stock units designated in Xerox common stock and a cash-based award subject to the same vesting terms (and for purposes of determining the number of Xerox common stock on a diluted basis represented by shares or share awards issued in respect of HP options, restricted stock units and restricted shares as discussed in this bullet, assuming that option spreads and the diluted share calculation are based on the closing price of Xerox common stock as of March 6, 2020).

Xerox believes that, upon consummation of the offer and the second-step merger, no single shareholder will own more than 10% of the issued and outstanding Xerox common shares.

Conditions to the Offer

The offer is conditioned upon satisfaction, in the reasonable judgment of Xerox, of the following conditions:

Minimum Tender Condition — There shall have been validly tendered and not properly withdrawn prior to the expiration of the offer, a number of shares of HP common stock which, together with any other shares of HP common stock that Purchaser then owns or has a right to acquire, is a majority of the total number of outstanding shares of HP common stock on a fully diluted basis as of the date that we accept shares of HP common stock for exchange pursuant to the offer.

Anti-Takeover Devices Condition — The impediments to the consummation of the offer and the second-step merger imposed by the HP Board, or which the HP Board can remove, shall have been rendered inapplicable to the offer and the second-step merger. The following shall have occurred (in the reasonable judgment of Xerox):

●

the HP Board shall have redeemed the “poison pill” rights issued pursuant to the Rights Agreement or similar instrument, or those poison pill rights shall have been otherwise rendered inapplicable to the offer and the second-step merger;

●

the HP Board shall have approved the offer and the second-step merger under Section 203 of the Delaware General Corporations Law (which we refer to as the DGCL), or Section 203 of the DGCL shall otherwise be inapplicable to the offer and the second-step merger;

●	the HP Board shall have taken steps to assure that the second-step merger can be completed in the short-form manner permitted by Section 251(h) of the DGCL; and

●

any other impediments to the consummation of the offer and the second-step merger of which Xerox is (on the date of the offer to exchange) unaware and which the HP Board can remove shall have been removed or otherwise rendered inapplicable to the offer and the second-step merger.

Xerox Shareholder Approval Condition — Xerox shareholders shall have approved (i) the issuance of Xerox common shares contemplated in connection with the acquisition of HP, in accordance with the rules of the NYSE, on which the Xerox common shares are listed and (ii) other matters ancillary to the acquisition of HP (which approval is being sought by Xerox shareholders at the special meeting pursuant to this proxy statement).

Competition Laws Condition — The waiting period applicable to the offer and the second-step merger under the HSR Act shall have expired or been terminated, which we refer to as the HSR Condition.

In addition:

●

the waiting period (or extension thereof) applicable to the offer and the second-step merger under any applicable antitrust laws and regulations (other than the HSR Act) shall have expired or been terminated, and any approvals or clearances determined by Xerox to be required or advisable thereunder shall have been obtained on terms satisfactory to Xerox, and

●

any other approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority as determined by Xerox to be required or advisable shall have been obtained on terms satisfactory to Xerox.

Stock Exchange Listing Condition — The Xerox common shares issuable to HP stockholders in connection with the offer and the second-step merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Registration Statement Condition — The registration statement filed by Xerox on Form S-4 on March 2, 2020 shall have become effective under the Securities Act. No stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

No Injunction Condition — No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute or ordinance, common law, rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award or agency requirement (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the offer and the second-step merger.

No HP Material Adverse Effect Condition — There shall not have occurred any change, event, circumstance or development, which we refer to as a Circumstance, that has had, or would reasonably be likely to have, an HP Material Adverse Effect.

When we refer to an HP Material Adverse Effect, we mean, any Circumstance that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a materially adverse effect on the financial condition, business, operations, assets, liabilities or results of operations of HP and its subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to, materially impair the ability of HP or any of its subsidiaries to consummate the offer or the second-step merger; provided, however, that solely for purposes of the foregoing clause (i) only, to the extent any Circumstance results from the following items, then it will be excluded in determining whether there has been an HP Material Adverse Effect: (A) changes after the date hereof in GAAP or the official interpretation or enforcement thereof or any other accounting requirements generally applicable to the industry in which HP or any of its subsidiaries operates, (B) changes after the date hereof generally affecting the financial, securities, debt or financing markets or general economic or political conditions, (C) changes after the date hereof in Law of general applicability to companies in the industry in which HP or any of its subsidiaries operates, (D) acts or declarations of war or other armed hostilities, sabotage or terrorism, and (E) any failure by HP or any of its subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period (it being agreed that the underlying cause of any such failure described in this clause (E) may be considered in determining whether or not an HP Material Adverse Effect has occurred); provided that, in the case of clauses (A), (B), (C) and (D), any such Circumstances may be taken into account in determining whether or not there has been an HP Material Adverse Effect to the extent any such Circumstance has been, or is reasonably likely to be, disproportionately adverse to such person and its subsidiaries, taken as a whole, as compared to other participants in the industry in which such person and any of its subsidiaries operate.

The offer is also subject to additional conditions referred to in the offer to exchange.

Certain Legal Matters Related to the Acquisition

General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to HP, Xerox is not aware of any licenses or other regulatory permits which appear to be material to the business of HP and which might be adversely affected by the acquisition of HP common stock by Xerox pursuant to the offer or the second-step merger or, except as otherwise described in this proxy statement, of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of HP common stock by Xerox pursuant to the offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to HP’s or Xerox’s business or that certain parts of HP’s or Xerox’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Xerox to elect to terminate the offer for any reason without the acceptance for exchange of HP common stock thereunder. Xerox’s obligation under the offer to accept for exchange and issue Xerox common stock is subject to certain conditions specified above and in the offer to exchange.

Antitrust Clearance. The offer is subject to review by the Federal Trade Commission, which we refer to as the FTC, and the Department of Justice, which we refer to as the DOJ, and collectively with the FTC we refer to as the antitrust agencies. Under the HSR Act, the offer may not be completed until certain information has been provided to the antitrust agencies and the applicable HSR Act waiting period has expired or been terminated.

Pursuant to the requirements of the HSR Act, Xerox expects to file a Notification and Report Form with respect to the offer and the second-step merger with the FTC and the DOJ and to request early termination of the HSR Act waiting period. There can be no assurance, however, that the waiting period will be terminated early. The FTC or DOJ may extend the initial waiting period by issuing a Request for Additional Information and Documentary Material, which we refer to as a Second Request. In such an event, the statutory waiting period would extend until 30 days after Xerox has substantially complied with the Second Request, unless it is earlier terminated by the applicable antitrust agency.

The antitrust agencies frequently scrutinize the legality under the antitrust laws of transactions such as Xerox’s acquisition of HP common stock pursuant to the offer. At any time before or after the consummation of any such transactions, one of the antitrust agencies could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the exchange of shares pursuant to the offer or seeking divestiture of the HP common stock so acquired or divestiture of certain of Xerox’s or HP’s assets. States and private parties may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the offer and/or the second-step merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See the section entitled “The Offer — Conditions to the Offer” for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

The offer and/or the second-step merger may also be subject to review by antitrust authorities in jurisdictions outside the United States. Under some of these jurisdictions, the offer and/or the second-step merger may not be consummated before a notification has been submitted to the relevant antitrust authority and/or certain consents, approvals, permits or authorizations have been obtained and/or the applicable waiting period has expired or has been terminated; in addition, there may be jurisdictions where the submission of a notification is only voluntary but advisable. Xerox intends to make all necessary and advisable (at the sole discretion of Xerox) notifications in these jurisdictions as soon as practicable. The consummation of the offer and/or of the second-step merger is subject to the condition that the waiting period (or extension thereof) applicable to the offer and the second-step merger under any applicable antitrust laws and regulations shall have expired or been earlier terminated, and any approvals or clearances determined by Xerox to be required or advisable thereunder shall have been obtained.

Section 203 of the DGCL. The offer is subject to the condition that the HP Board shall have approved the offer and the second-step merger under Section 203 of the DGCL, or Xerox shall be satisfied, in its reasonable judgment, that Section 203 of the DGCL is inapplicable to the offer and the second-step merger. This condition will be satisfied if (1) prior to the acceptance for exchange of shares of HP common stock pursuant to the offer, the HP Board shall have approved the offer and the second-step merger or (2) there are validly tendered and not properly withdrawn prior to the expiration time a number of shares of HP common stock that, together with the shares of HP common stock then beneficially owned by Xerox, would represent at least 85% of the voting stock of HP outstanding on the expiration date of the offer (excluding shares of HP common stock owned by certain employee stock plans and persons who are directors and also officers of HP).

Section 203 of the DGCL would otherwise apply to the second-step merger or any other “business combination” (as defined in Section 203) involving Xerox (and/or any of its subsidiaries) and HP. Section 203 could make it more difficult and/or significantly delay Xerox’s (and/or any of its subsidiaries’) ability to acquire all of the outstanding shares of HP common stock. Section 203, in general, prevents an “interested stockholder” (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation’s outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) before the stockholder became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or after the time the stockholder became an interested stockholder the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a Delaware corporation if, among other things, (1) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203, and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the shares of common stock of such corporation entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to the date of such adoption, (2) such corporation does not have a class of voting stock that is listed on a national securities exchange, or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (3) certain business combinations are proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which (i) is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and (ii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors. The description of Section 203 above is qualified in its entirety by reference to such section, a copy of which is attached to the offer to exchange as Annex B.

State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of “Control Shares” (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

We do not believe that any state takeover laws (other than Section 203 of the DGCL) purport to apply to the offer or the second-step merger. We have not currently complied with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the offer or the second-step merger and nothing in the offer to exchange or any action taken in connection with the offer or the second-step merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the offer or the second-step merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the second-step merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, we might be unable to accept for payment or pay for HP common stock tendered pursuant to the offer, or be delayed in consummating the offer or the second-step merger. In such case, we may not be obliged to accept for payment or pay for any shares of HP common stock tendered pursuant to the offer.

Regulatory Approvals

In addition to the approvals and clearances described in the Competition Laws Condition, the offer and the second-step merger may also be subject to review by government authorities and other regulatory agencies, including in jurisdictions outside the U.S. Xerox intends to file promptly all notifications that it determines are necessary or advisable under the applicable laws, rules and regulations of the respective identified authorities, agencies and jurisdictions for the consummation of the offer and/or the second-step merger and to file all post-completion notifications that it determines are necessary or advisable as soon as possible after completion has taken place.

Financing of the Offer; Sources and Amount of Funds

Xerox estimates that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger will be approximately $26,896,239,726 (excluding transaction fees and expenses, such as fees associated with new borrowings and/or issuances of debt securities in connection with the offer and second-step merger, and excluding litigation expenses and any cash and cash equivalents from HP). The estimated amount of cash required is based on Xerox’s due diligence review of HP’s publicly available information to date and is subject to change. For a further discussion of the risks relating to Xerox’s limited due diligence review, see the section of the offer to exchange titled “Risk Factors — Risk Factors Relating to the Offer and the Second-Step Merger.”

Xerox expects to have sufficient financial resources to complete the transactions contemplated by the offer and the second-step merger through a combination of (1) Xerox’s cash on hand of $2.74 billion as of December 31, 2019, such figure derived from Xerox’s audited consolidated financial statements filed as part of the Xerox 10-K, (2) borrowings under the bank commitment discussed below and (3) as necessary, a registered underwritten offering and/or private placement of equity or equity-linked securities, which we refer to as the Equity Financing.

In connection with the proposed combination with HP, Xerox has received a commitment letter from the Lenders to provide the Debt Financing. The banks’ commitment, comprising an aggregate principal amount of $24 billion, includes a $19.5 billion senior unsecured term loan bridge facility, which would mature 364 days following the funding thereof, and a $4.5 billion senior unsecured term loan bridge facility, which would mature 60 days following the funding thereof. The interest rates on loans incurred under the Debt Financing would be based on customary market LIBO-based rates.

Funding of the Lenders’ commitment is subject to certain customary conditions including, but not limited to, receipt of financial information, delivery of customary documentation relating to Xerox and its subsidiaries and consummation of the proposed combination with HP. The foregoing summary of the commitment letter is qualified in its entirety by reference to the actual language of the commitment letter, which is filed as Exhibit (b) to the Schedule TO filed with the SEC on March 2, 2020 and incorporated herein by reference.

Xerox has also received a highly confident letter, dated February 9, 2020, from Citi with respect to the Equity Financing. Additionally, Xerox is engaged in discussions with several institutional investors that have expressed interest in participating in the Equity Financing.

Accounting Treatment

The proposed combination with HP would be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, with Xerox being the accounting acquirer, which means that HP’s results of operations will be included with Xerox’s results of operations from the closing date and HP’s consolidated assets and liabilities will be recorded at their fair values at the same date.

PROPOSAL 1 — SHARE ISSUANCE PROPOSAL

You are being asked to consider and vote upon, for purposes of the NYSE rules, the share issuance proposal, which provides for the issuance of [●] shares of Xerox common stock in connection with a combination with HP, whether by way of a tender offer followed by a second-step merger, a merger transaction or otherwise. The Independent Directors believe the share issuance to be in the best interests of Xerox and its shareholders.

Xerox is seeking to acquire all of the HP common stock. On March 2, 2020, Xerox commenced the offer, pursuant to which it is offering, for each issued and outstanding share of HP common stock, at the election of the holder: (1) the Standard Election Consideration specified on the cover page of the offer to exchange, which is included in the registration statement on Form S-4 (Registration Number 333-236827) filed with the SEC on March 2, 2020; (2) the Cash Election Consideration specified on the cover page of the offer to exchange; or (3) the Stock Election Consideration specified on the cover page of the offer to exchange, in each case subject to the election and proration procedures described in the offer to exchange (including the related letter of election and transmittal). Xerox intends, promptly after consummation of the offer, to complete the second-step merger, after which HP would be a direct or indirect, wholly owned subsidiary of Xerox. The purpose of the second-step merger is for Xerox to acquire all shares of HP common stock that are not acquired in the offer.

Our common stock is listed on the NYSE and, as a result, we are subject to certain NYSE listing rules and regulations. Section 312.03 (which we refer to as NYSE Rule 312) of the NYSE Listed Company Manual requires shareholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if the number of shares of common stock issued or issuable upon conversion equals or exceeds 20% of the number of shares of common stock outstanding prior to the issuance or if the number of votes entitled to be cast by such shares of common stock equals or exceeds 20% of the voting power outstanding prior to the issuance. NYSE Rule 312 also requires shareholder approval prior to the issuance of common stock in any transaction or series of related transactions, to (1) a director, officer or substantial security holder of the company (each of which is a related party), (2) a subsidiary, affiliate or other closely-related person of a related party or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, if the number of shares of common stock to be issued exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. For purposes of NYSE Rule 312, the NYSE considers a “substantial security holder” to be any holder of an interest consisting of either 5% or more of the number of shares of common stock or 5% or more of the voting power outstanding of a company or entity. Because the aggregate number of shares of common stock issuable to substantial security holders would exceed the 1% threshold set forth in NYSE Rule Section 312 and the overall issuance of shares of common stock would exceed the 20% threshold in NYSE Rule 312, the common stock issuable upon the potential acquisition of HP requires the approval of Xerox stockholders.

If the share issuance is approved by Xerox shareholders, Xerox reserves the right to issue Xerox common shares in connection with an acquisition of HP, whether through a tender offer followed by a second-step merger, a merger transaction or otherwise. Other than with respect to the proposals, Xerox shareholders are not being asked to vote on the structure or form of, and Xerox shareholder approval is not required with respect to, the proposed acquisition of HP.

To be adopted, the share issuance proposal must be approved by a majority of the votes cast in favor of such action at the special meeting.

Effect of Shareholder Approval and Consummation of the Acquisition of HP

Xerox estimates that, upon consummation of the acquisition of HP on the terms set forth in the offer, former HP stockholders will own, in the aggregate, approximately 49% of the Xerox common shares on a diluted basis. For a more detailed discussion of the assumptions on which these estimates are based, please see the section entitled “The Offer — Ownership of Xerox After the Offer”; among other things, if the number of shares of HP common stock and/or securities convertible into or exchangeable for HP common stock is different as of the consummation of the acquisition, the number of Xerox common shares issued or reserved for future issuances in connection with the transactions will be different as well.

Registration Statement

On March 2, 2020, we filed a registration statement on Form S-4 (Registration Number 333-236827) to register with the SEC the Xerox common shares to be issued to HP stockholders in connection with the offer and the second-step merger as we have currently proposed. We may also file amendments to that registration statement. You should read the Form S-4 and any amendments as they contain important information. You may obtain copies of the Form S-4 (and any amendments) free of charge from the SEC at the SEC’s website at www.sec.gov, or upon written or oral request to our proxy solicitors, D.F. King, by mail at 48 Wall Street, 22nd Floor, New York, New York 10005, or by telephone at (866) 721-1324 (toll free) or (212) 269-5550 (collect) or Harkins Kovler, by mail at 3 Columbus Circle, 15th Floor, New York, New York 10019, or by telephone at (800) 257-3995 (toll free) or (212) 468-5380 (collect).

If a combination with HP and Xerox is not consummated, then the share issuance will not go into effect.

Xerox Shareholder Approval Condition to the Offer

Xerox shareholder approval of the share issuance is a condition to our completing the acquisition of HP through the offer (including on a negotiated basis).

For a summary of our reasons for recommending approval of the share issuance and pursuing the offer, see “The Offer — Reasons for the Offer” on page 29.

Preemptive Rights

Xerox shareholders will not have preemptive rights in connection with the issuance of shares to HP stockholders in connection with the acquisition of HP.

Appraisal/Dissent Rights

No dissent or appraisal rights are available in respect of Xerox shares in connection with the share issuance.

Federal Income Tax Consequences of the Share Issuance

Our issuance of Xerox common shares in connection with an acquisition of HP will not result in any U.S. federal income tax consequences to Xerox shareholders who do not also hold HP stock or us. Xerox shareholders who also hold HP stock should consult the registration statement on Form S-4 (Registration Number 333-236827) filed with the SEC on March 2, 2020 for more information on the U.S. federal income tax consequences.

The Independent Directors unanimously recommend a vote

“FOR”

the issuance of [●] shares of Xerox common stock in connection with a combination with HP

PROPOSAL 2 — AUTHORIZED SHARE PROPOSAL

You are being asked to consider and vote upon the proposal to approve an amendment to the Xerox restated certificate of incorporation to increase the number of authorized shares of Xerox common stock from four hundred thirty seven million five hundred thousand (437,500,000) shares to [●] shares, effective immediately prior to, and subject to, the completion of the acquisition. A copy of the form of the text of the authorized share amendment is attached as Annex A to this proxy statement. Holders of Xerox shares should read the form of the text of authorized share amendment set forth in Annex A in its entirety. The Independent Directors believe the authorized share amendment to be in the best interests of Xerox and its shareholders.

As of the close of business on the record date for the Xerox special meeting, there were [●] outstanding shares of Xerox common stock and [●] shares of Xerox common stock reserved for issuance to directors and employees under various compensation and benefits plans, with the remaining [●] shares being authorized, unissued and unreserved shares available for other corporate purposes. In connection with the acquisition of HP, Xerox expects to issue up to [●] shares of common stock to the shareholders of HP.

Without the authorized share amendment, Xerox may not have a sufficient number of authorized shares to complete the acquisition of HP. The Independent Directors consider the proposed increase in the number of authorized shares desirable because it will enable Xerox to complete the acquisition of HP and it will provide greater flexibility in the capital structure of the combined company following the acquisition by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the board of directors of the combined company in the future.

Each share of Xerox common stock authorized for issuance has the same rights as, and is identical in all respects with, each other share of Xerox common stock. The newly authorized shares of Xerox common stock will not affect the rights, such as voting and liquidation rights, of the shares of Xerox common stock currently outstanding. Under the Xerox certificate of incorporation, shareholders of Xerox do not have preemptive rights. Therefore, should the Xerox Board elect to issue additional shares of Xerox common stock, other than on a pro rata basis to all current common shareholders, existing common shareholders of Xerox would not have any preferential rights to purchase those shares, and such issuance could have a dilutive effect on earnings per share, book value per share, and the voting power and shareholdings of current shareholders of Xerox, depending on the particular circumstances in which the additional shares of Xerox common stock are issued. The Xerox Board continually considers Xerox’s capital structure and will determine the terms and timing of any future issuance.

If the amendment to the Xerox restated certificate of incorporation is approved by Xerox shareholders by the requisite vote at the special meeting, then, subject to the completion of the acquisition of HP, a certificate of amendment setting forth such amendment will be filed with, and will become effective upon acceptance by, the Department of State of the State of New York.

To be adopted, the amendment to the Xerox restated certificate of incorporation to increase the number of authorized shares of common stock must be approved by the holders of a majority of all outstanding shares entitled to vote thereon.

Potential Anti-Takeover Effect

Although an increase in the authorized shares of Xerox common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Xerox Board or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in authorized shares is not in response to any effort by any person or group to accumulate Xerox common stock or to obtain control of Xerox by any means. In addition, the proposal is not part of any plan by the Xerox Board to recommend or implement a series of anti-takeover measures.

Additionally, the Xerox restated certificate of incorporation and the Xerox bylaws presently contain other provisions that could have anti-takeover effects. These provisions include the authority of the Xerox Board to issue shares of preferred stock and to fix the relative rights and preferences of the preferred stock without shareholder approval, the fact that directors serving on the Xerox Board may only be removed for “cause” under New York State law, and certain notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

If a combination with HP and Xerox is not consummated, then the authorized share amendment will not go into effect.

Xerox Shareholder Approval Condition to the Offer

Xerox shareholder approval of the authorized share amendment is a condition to our completing the acquisition of HP through the offer (including on a negotiated basis).

For a summary of our reasons for recommending approval of the authorized share amendment and pursuing the offer, see “The Offer — Reasons for the Offer” on page 29.

The foregoing description of the authorized share amendment does not purport to be complete and is qualified in its entirety by reference to the form of the text of the authorized share amendment, which is attached as Annex A to this proxy statement.

The Independent Directors unanimously recommend a vote

“FOR”

the amendment to the Xerox restated certificate of incorporation to increase the number of authorized shares of Xerox common stock

PROPOSAL 3 — ADJOURNMENT OF THE MEETING

If there are insufficient votes at the time of the special meeting to approve proposals 1 and 2 we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to approve proposals 1 and 2. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve proposals 1 and 2. The Independent Directors believe the adjournment proposal to be in the best interests of Xerox and its shareholders.

To be adopted, the adjournment proposal must be approved by a majority of the votes cast in favor of such action at the special meeting.

The Independent Directors unanimously recommend a vote

“FOR”

the adjournment of the special meeting if there are insufficient votes at the time of the special meeting represented in person or by proxy to approve proposals 1 and 2

INFORMATION ABOUT THE COMPANIES

Xerox

Xerox is a workplace technology company, building and integrating software and hardware for enterprises large and small. As customers seek to manage information across digital and physical platforms, we deliver a seamless, secure and sustainable experience. Whether inventing the copier, the Ethernet, the laser printer or more, Xerox has long defined the modern work experience and continues to do so with investments in artificial intelligence (AI), sensors and services for Internet of Things (IoT), digital packaging, 3-D printing and Clean Technologies (cleantech).

Xerox’s principal executive offices are located at P.O. Box 4505, 201 Merritt 7, Norwalk, Connecticut 06851-1056, and its telephone number at that location is (203) 968-3000.

On July 31, 2019, Xerox Corporation completed a reorganization, which we refer to as the Reorganization, of its corporate structure into a holding company structure. As a result of the Reorganization, Xerox Corporation became a direct, wholly-owned subsidiary of Xerox. The business operations, directors and executive officers of Xerox and Xerox Corporation did not change in connection with the Reorganization. In the Reorganization, shareholders of Xerox Corporation (the predecessor publicly held parent company) became shareholders of Xerox on a one-for-one basis, maintaining the same number of shares and ownership percentage as held in Xerox Corporation immediately prior to the Reorganization. In addition, the individual holder of the shares of Xerox Corporation’s Series B Preferred Stock exchanged those shares for the same number of shares of Xerox Series A Preferred Stock. Each share of Xerox Series A Preferred Stock has the same designations, rights, powers and preferences, and the same qualifications, limitations and restrictions as the shares of Xerox Corporation’s Series B Preferred Stock, with the addition of certain voting rights. In connection with the Reorganization, Xerox assumed each of Xerox Corporation’s stock plans, all unexercised and unexpired options to purchase Xerox Corporation common stock and each right to acquire or vest in a share of Xerox Corporation common stock, including restricted stock unit awards, performance share awards and deferred stock units that were outstanding under the Xerox Corporation stock plans.

Additional information concerning Xerox is included in the Xerox reports incorporated by reference in this proxy statement. See the section in this proxy statement entitled “Where You Can Find More Information.”

Purchaser

Purchaser is a Delaware corporation incorporated on January 31, 2020, with principal executive offices at P.O. Box 4505, 201 Merritt 7, Norwalk, Connecticut 06851-1056. The telephone number of Purchaser’s principal executive offices is (203) 968-3000. Purchaser is a wholly owned subsidiary of Xerox that was formed to facilitate the transactions contemplated by the acquisition of HP. Purchaser has engaged in no activities to date and has no material assets or liabilities of any kind, in each case other than those incidental to its formation and its activities and obligations in connection with the offer.

HP

HP is a leading global provider of personal computing and other access devices, imaging and printing products, and related technologies, solutions and services. HP sells to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors.

HP was incorporated in 1947 under the laws of the state of California as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard. Effective in May 1998, HP changed its state of incorporation from California to Delaware. HP’s principal executive offices are located at 1501 Page Mill Road, Palo Alto, California, and its telephone number at that location is (650) 857-1501.

Additional information concerning HP is included in the HP reports incorporated by reference in this proxy statement. See the section in this proxy statement entitled “Where You Can Find More Information.”

BACKGROUND OF THE OFFER

In January 2019, John Visentin, Vice Chairman and Chief Executive Officer of Xerox, had dinner with Dion Weisler, then President & Chief Executive Officer of HP. At that dinner and from time to time in the months that followed, Mr. Visentin and Mr. Weisler would speak about, among other things, the unique challenges of being CEO of a public company. Mr. Weisler expressed particular interest in how a board of directors functioned when a company had a large activist involved or was owned or controlled by a private equity fund. Mr. Visentin explained several advantages in each scenario, all of which primarily derived from a greater focus on results over politics. Mr. Weisler often expressed frustration with certain members of the HP Board, whom he said preferred listening to the sound of their own voice more than helping to facilitate effective and efficient strategic decision-making. During certain of these conversations, Mr. Weisler and Mr. Visentin compared notes about different initiatives the two had employed to evolve company culture. Mr. Weisler expressed particular concern about his senior leadership team, which we refer to as his SLT. In one instance after poor quarterly results caused a precipitous stock price drop, Mr. Weisler attempted to rally the SLT and was outraged when he received questions from the SLT about whether the poor results would impact bonuses.

In February 2019, Xerox announced a three-year strategic plan to optimize its operations, drive revenue, reenergize the company’s innovation engine and increase capital returns. As part of that plan, Xerox determined it would benefit from greater competitiveness among its various sourcing partners.

Throughout the first half of 2019, Xerox and HP engaged in negotiations about expanding the companies’ business relationship as part of a sourcing RFP process Xerox was conducting. From time to time during that process, Steve Bandrowczak, President and Chief Operations Officer of Xerox, spoke with Enrique Lores, then President of HP’s Imaging, Printing and Solutions business. Mr. Lores would frequently complain to Mr. Bandrowczak that Xerox kept asking for additional concessions from HP as part of negotiations. Mr. Bandrowczak informed Mr. Lores on multiple occasions of the criteria Xerox was using to make its decision and that as long as Xerox was an independent company his team would push for the best terms for its business.

On June 4, 2019, Xerox and HP announced an expansion of the companies’ existing business relationship, in which, among other matters, Xerox would source from HP certain A4 and entry-level A3 products, and Xerox would supply toner to HP for these and other products. The companies also announced an agreement to partner in the Device as a Service (DaaS) market and for HP to make Xerox’s cloud-based content management platform DocuShare® Flex available on commercial PCs distributed in the U.S.

From June 2019 through the date of the offer to exchange, representatives of Xerox and HP regularly communicated regarding implementation of the companies’ expanded business relationship and related operational matters.

Throughout the summer of 2019, Mr. Bandrowczak and Louie Pastor, Executive Vice President & General Counsel of Xerox, had weekly video conferences with their counterparts from FUJIFILM Holdings Corporation, which we refer to as FUJIFILM, and Fuji Xerox Co., Ltd., the then joint venture between Xerox and FUJIFILM, which we refer to as Fuji Xerox, to negotiate a restructuring of the parties’ strategic relationship.

On August 12, 2019, Carl C. Icahn, who at the time beneficially owned approximately 10% of Xerox’s common stock, called Mr. Visentin to inform him he had acquired beneficial ownership of approximately 4% of the outstanding HP common stock. Mr. Icahn also told Mr. Visentin he believed a combination of Xerox and HP could create tremendous value for shareholders and that Mr. Icahn had called and expressed this same opinion to Mr. Weisler earlier in the day. Mr. Visentin told Mr. Icahn he too believed a properly structured and executed combination of the two companies could create tremendous value.

Following the call, at Mr. Icahn’s request, Mr. Visentin sent Keith Cozza, Chairman of the Xerox Board, who is also Chief Executive Officer of Icahn Enterprises, certain materials initially prepared by the Xerox M&A team in May 2019 contemplating a Xerox acquisition of HP and potential cost synergies created in a combination.

On August 22, 2019, HP unexpectedly announced Mr. Weisler would step down as President & Chief Executive Officer due to a family health matter and that the HP Board had appointed Mr. Lores to succeed Mr. Weisler effective November 1, 2019. HP also announced Mr. Weisler would remain at HP through January 2020 and continue to serve on the HP Board until HP’s next annual meeting of stockholders.

On August 23, 2019, Mr. Bandrowczak spoke with Mr. Lores to congratulate him on becoming President & Chief Executive Officer of HP. At that time, Mr. Lores informed Mr. Bandrowczak HP was interested in discussing a potential business combination with Xerox and that Mr. Weisler would be in touch with Mr. Visentin to discuss process.

On August 27, 2019, Mr. Visentin spoke with Mr. Weisler regarding his decision to step down as HP’s President and CEO. During that conversation, Messrs. Visentin and Weisler discussed the strategic rationale for a potential business combination but did not discuss any purchase price or definitive transaction structure. Messrs. Visentin and Weisler agreed to discuss the matter at a previously scheduled breakfast in early September and to connect their respective general counsels in the interim to arrange a meeting to discuss certain “threshold due diligence questions” Mr. Weisler sent to Mr. Visentin via email the day before.

Notably, not one of the “threshold due diligence questions” sent by Mr. Weisler asked about the trajectory of Xerox’s revenue.

On September 3, 2019, the Xerox Board met with members of Xerox’s senior management and representatives of King & Spalding LLP, Xerox’s legal counsel, which we refer to as K&S. At the meeting, Mr. Visentin informed the Xerox Board of his conversation with Mr. Weisler. Mr. Visentin also advised the Xerox Board Mr. Icahn had recently informed Xerox he had acquired beneficial ownership of approximately 4% of the outstanding HP common stock. Mr. Pastor and representatives of K&S then discussed certain legal matters, including the importance of identifying and appropriately managing any potential conflicts of interest on the part of the Xerox Board or its advisors in relation to a potential transaction with HP. In light of Mr. Icahn’s ownership of stock in both Xerox and HP, the Xerox Board determined that, if a transaction process with HP were to proceed, Icahn Designees, should be recused from the process and from any vote of the Xerox Board regarding a potential transaction because they are employees of entities controlled by Mr. Icahn. However, the Xerox Board requested the Icahn Designees remain available to participate in any deliberations at the discretion of the Xerox Board. The Icahn Designees agreed with this recusal. In addition, representatives of K&S and Mr. Pastor discussed with the Xerox Board the engagement of an additional legal counsel to advise the Independent Directors, if any transaction discussions with HP were to proceed. Mr. Pastor recommended Xerox retain Willkie Farr & Gallagher LLP, which we refer to as Willkie, as counsel to the Independent Directors because, among other reasons, Willkie had particular familiarity with Xerox and its directors since the firm was representing Xerox in connection with the then-pending M&A litigation brought against Xerox by FUJIFILM and certain related shareholder litigation. Following discussion, the Xerox Board authorized Mr. Visentin to continue discussions with Mr. Weisler regarding a potential business combination with HP.

During late August/early September 2019, Mr. Pastor worked with Kim Rivera, HP’s President of Strategy and Business Management and Chief Legal Officer, to coordinate a meeting between a few high-level executives from their respective companies, scheduled for September 12, 2019.

On September 4, 2019, Mr. Visentin had breakfast with Mr. Weisler. Mr. Visentin informed Mr. Weisler the Xerox management team was preparing materials to discuss the threshold diligence questions previously sent by Mr. Weisler and had also prepared models and materials on various potential strategic acquisitions, including Xerox purchasing HP. Mr. Weisler asked questions about how Xerox had modelled an acquisition of HP since HP was a much larger company. Mr. Visentin acknowledged an HP acquisition of Xerox would be more straightforward given the companies’ relative sizes, but Mr. Visentin also emphasized a Xerox acquisition of HP would be highly accretive for Xerox shareholders despite increasing leverage for a limited period of time. Mr. Visentin offered to have his team include one of the HP models in the materials for the meeting scheduled for September 12, 2019, which Mr. Weisler said would be helpful.

On September 9, 2019, the Xerox Board (including the Icahn Designees at the discretion of the Independent Directors) met with members of senior management and representatives of K&S in attendance. At the meeting, Mr. Visentin updated the Xerox Board on his breakfast meeting with Mr. Weisler and advised the Xerox Board that certain members of Xerox’s senior management were scheduled to meet with their counterparts from HP on September 12, 2019 to discuss certain preliminary diligence matters concerning a potential transaction. Mr. Pastor reviewed with the Xerox Board the materials senior management anticipated sharing at the meeting with HP. At this meeting, the Independent Directors met separately with members of senior management and representatives from K&S. The Independent Directors also discussed the retention of Willkie as legal counsel to the Independent Directors.

On September 10, 2019, the Independent Directors retained Willkie as legal counsel.

On September 12, 2019, Mr. Bandrowczak, Mr. Pastor and Nicole Torraco, Senior Vice President, Strategy and M&A of Xerox, met in person with Tuan Tran, General Manager and Global Head Office Printing Solutions of HP, Ms. Rivera, and Peter Barshatsky, Global Head of Strategy and Corporate Development of HP, to discuss the threshold due diligence questions Mr. Weisler had provided to Mr. Visentin. Mr. Bandrowczak discussed the potential cost and revenue synergies at length and in detail and emphasized that the value creation opportunity was very significant and therefore required efficient decision-making and action. Mr. Tran and Ms. Rivera expressed strong agreement with those points, especially the size, scope and scale of the synergies, but also indicated they had reservations about doing M&A in light of (i) challenges HP was facing integrating Samsung’s Print business, (ii) limitations HP had agreed to in terms of doing business in China and (iii) restrictions contained in HP’s agreements with Canon, which they were not comfortable sharing with Xerox. Mr. Bandrowczak emphasized mutual diligence would allow both parties to fully validate and refine, if necessary, the synergies and map out an execution plan quickly and reliably. Mr. Bandrowczak also emphasized Xerox could move forward unilaterally if HP was not willing to move forward in a collaborative manner.

Notably, over the course of a six-hour session that day, there were few, if any, questions raised by HP executives about Xerox’s revenue trajectory.

On September 13, 2019, at the request of HP, representatives of K&S and Willkie spoke with HP’s outside counsel regarding regulatory matters and the FUJIFILM M&A litigation.

On September 17, 2019, the Xerox Board (including the Icahn Designees at the discretion of the Independent Directors) met, with members of senior management and representatives of K&S and Willkie in attendance. At the meeting, Mr. Pastor updated the Xerox Board on the September 12, 2019 senior management meeting and the subsequent conversations among the companies’ legal counsel.

On September 27, 2019, Ms. Rivera called Mr. Pastor and informed him that HP had additional follow-up diligence questions that needed answers before HP would be prepared to discuss a transaction structure, relative valuations or a process that would involve Xerox conducting due diligence of HP.

On September 28, 2019, Ms. Rivera sent Mr. Pastor a five page list of additional “threshold” diligence questions, many of which requested information that was highly competitively sensitive.

On October 1, 2019, Mr. Bandrowczak, Mr. Pastor and Ms. Torraco met with members of senior management of HP via videoconference to discuss the list Ms. Rivera provided. Messrs. Bandrowczak and Pastor and Ms. Torraco responded to many of the questions from HP but declined to provide information that was competitively sensitive. Messrs. Bandrowczak and Pastor challenged HP’s expectation that Xerox would provide competitively sensitive information about its operations and results before HP would discuss transaction structure or agree to provide corresponding information about HP’s operations and performance, which was necessary to fully validate and map out the synergies. Mr. Pastor informed the members of HP management that he believed the Xerox Board would authorize the Xerox team to provide HP with access to all of Xerox’s information if the parties could execute a confidentiality agreement that contemplated mutual diligence and only permitted clean teams to access competitively sensitive information.

On October 3, 2019, HP held a securities analyst meeting at which it announced a 2020 restructuring plan contemplating a reduction in its gross global headcount by approximately 7,000-9,000 employees over three years at a cost of $1.0 billion, which was expected to result in annualized gross run rate savings of about $1.0 billion by the end of HP’s 2022 fiscal year. HP also announced that, on September 30, 2019, the HP Board had authorized $5.0 billion for future repurchases of its outstanding shares.

On October 4, 2019, Mr. Weisler communicated to Mr. Visentin that HP was willing to continue discussions but would not be prepared to discuss transaction structure or relative valuations until it had completed three to four months of diligence of Xerox’s operations during which time HP would not permit Xerox to conduct due diligence of HP’s operations.

On October 8, 2019, the Xerox Board (including the Icahn Designees at the discretion of the Independent Directors) met with members of senior management and representatives of K&S and Willkie in attendance. At the meeting, Mr. Visentin updated the Xerox Board on his conversation with Mr. Weisler. Mr. Visentin informed the Xerox Board that, despite Xerox and HP agreeing on the industrial logic of a potential business combination, HP was unwilling to commit to defining a clear path forward that would allow both companies to evaluate and potentially execute a transaction in a timely manner. The Xerox Board determined Xerox should not continue discussions with HP or grant HP access to any additional due diligence materials unless HP either (i) provided a proposed transaction structure and range of relative values that the Xerox Board determined was sufficiently attractive or (ii) agreed to provide Xerox with mutual access to diligence HP’s operations. Given the extensive analyses undertaken by the Xerox management team, especially in respect of the significant synergy opportunity and the accretion to Xerox shareholders of a potential transaction, the Xerox Board requested Mr. Visentin and senior management continue ongoing internal analyses about the feasibility of Xerox acquiring HP. Also at the meeting, Mr. Pastor updated the Xerox Board about ongoing discussions with FUJIFILM and Fuji Xerox regarding a potential restructuring of the parties’ relationships.

On October 10, 2019, Mr. Visentin informed Mr. Weisler the Xerox Board had decided Xerox should not continue discussions with HP or grant HP access to any additional due diligence materials unless HP either (i) provided a proposed transaction structure and range of relative values that the Xerox Board determined was sufficiently attractive or (ii) agreed to provide Xerox with mutual access to diligence HP’s operations. Mr. Weisler said HP was not willing to do either.

During the weeks of October 13, 2019 and October 20, 2019, Mr. Bandrowczak, Mr. Pastor and other Xerox representatives and representatives of K&S met in New York and Tokyo with representatives of FUJIFILM, Fuji Xerox and their respective advisors to negotiate a transaction involving Xerox’s stake in Fuji Xerox.

Effective as of October 23, 2019, Xerox formally retained Citi as its financial advisor in connection with a possible transaction involving HP.

On October 24, 2019, the Xerox Board (including the Icahn Designees at the discretion of the Independent Directors) met with members of senior management and representatives of K&S, Willkie and Citi in attendance. Mr. Bandrowczak and Mr. Pastor provided an update to the board regarding the joint venture negotiations with FUJIFILM and Fuji Xerox. The Xerox Board authorized Xerox management, with the advice and assistance of Xerox’s advisors, to continue negotiations and finalize the terms of the proposed transactions with FUJIFILM and Fuji Xerox, subject to the final approval of the Xerox Board. Also at the meeting, representatives of Citi reviewed preliminary financial analyses regarding a potential business combination transaction with HP. Following Citi’s presentation, the Xerox Board met separately without the Icahn Designees and discussed the process for potentially making an offer to acquire HP, overall direction and authority of Mr. Visentin regarding negotiations and the potential outcomes of making an offer to acquire HP. The Independent Directors authorized Xerox management, with the advice and assistance of Xerox’s advisors and counsel to the Independent Directors, to continue to assess the feasibility and potential terms of an offer to acquire HP.

In late October and early November 2019, Xerox management, with the advice and assistance of Xerox’s advisors, continued negotiations with FUJIFILM and Fuji Xerox regarding the sale of Xerox’s stake in Fuji Xerox and, upon completion thereof, presented proposed final transaction documents to the Xerox Board, which subsequently approved the transactions. During the same period, Xerox management, with the advice and assistance of Xerox’s advisors and counsel to the Independent Directors continued to assess the feasibility and potential terms of an offer to acquire HP.

Early in the morning of November 5, 2019, Xerox announced it had entered into agreements with FUJIFILM and Fuji Xerox regarding a series of transactions for anticipated aggregate proceeds of approximately $2.3 billion involving the sale of its interests in certain joint ventures with FUJIFILM, a new go-forward sourcing framework and the granting of certain licenses for new royalties. FUJIFILM also agreed to dismiss the $1 billion lawsuit FUJIFILM filed against Xerox in connection with the terminated 2018 transaction between FUJIFILM and Xerox.

Also on November 5, 2019, the Independent Directors met with members of senior management and representatives of K&S, Willkie and Citi. At the start of the meeting, Mr. Pastor explained that the Icahn

Designees had not been invited to the meeting because Xerox’s evaluation of the HP transaction had progressed to the point that the Xerox Board was being asked to consider and authorize a proposed offer for HP. During the meeting, the Independent Directors reviewed, considered and discussed the terms of the proposed offer to HP and the Independent Directors approved the terms of the offer and its delivery to HP that day.

Following the meeting, Mr. Visentin spoke with Mr. Weisler by telephone to advise him Xerox was making an offer for the acquisition of HP. That offer contemplated $22.00 per share of consideration, comprised of $17.00 in cash and 0.137 Xerox shares for each HP share, which represented a 29% premium to HP’s 30-day volume weighted average trading price of $17.00, excluding the value of shared synergies. Mr. Visentin advised Mr. Weisler the transaction would not be subject to a financing condition, emphasized the desire of the Xerox Board to move forward efficiently in a friendly, collaborative process and requested a response by the close of business on November 13, 2019. Following the call, Mr. Visentin sent the definitive written offer to Mr. Weisler.

Late in the evening on November 5, 2019, The Wall Street Journal published an article reporting that Xerox was considering a takeover of HP.

On November 6, 2019, HP issued a statement confirming its receipt of a proposal from Xerox.

On November 8, 2019, Xerox announced it had closed its previously announced transactions with FUJIFILM and Fuji Xerox, with total after-tax proceeds of approximately $2.3 billion.

On November 13, 2019, Mr. Lores’s assistant telephoned Mr. Visentin’s assistant to arrange a call. A call was arranged between Mr. Lores and Mr. Visentin for November 14, 2019.

Also on November 13, 2019, The Wall Street Journal published an article that reported Mr. Icahn owned a 4.24% stake in HP.

On November 14, 2019, Mr. Lores and Mr. Visentin spoke by telephone. Mr. Lores said HP was reviewing Xerox’s proposal but needed additional time to complete the analysis. Mr. Lores also informed Mr. Visentin that when he was unable to reach Mr. Visentin the prior evening, he had called Mr. Icahn. Mr. Lores stated he informed Mr. Icahn HP was taking the offer seriously but needed more time to evaluate the offer. Mr. Visentin told Mr. Lores Mr. Icahn was not authorized to speak on behalf of Xerox and only the Xerox Board or its designated representatives were authorized to speak on behalf of Xerox. Mr. Lores requested Xerox confirm the offer remained valid even though by its terms it expired on November 13, 2019.

Later in the day on November 14, 2019, the Independent Directors met, with members of senior management and representatives of K&S and Willkie in attendance. At the meeting, the Independent Directors determined to extend the deadline of the offer and authorized Mr. Visentin to first extend the deadline to Monday, November 18, 2019 with the ability to further extend the deadline by up to two days in his discretion. Mr. Visentin informed Mr. Lores of this extension following this meeting.

On November 17, 2019, Mr. Lores and Chip Bergh, HP’s Chairman, sent a letter to Mr. Visentin stating the HP Board had reviewed and considered Xerox’s offer and unanimously concluded it significantly undervalued HP and was not in the best interests of HP shareholders. The letter also stated HP recognized the potential benefits of consolidation and was open to exploring whether there is value to be created for HP shareholders through a potential combination with Xerox. HP also issued a press release that included the full text of both HP’s letter and the November 5, 2019 offer letter from Xerox.

Late in the day on November 17, 2019, Mr. Icahn advised Mr. Visentin that he had spoken with Mr. Lores and Mr. Lores stated HP was interested in commencing diligence on Xerox but was not prepared to allow Xerox to conduct reciprocal diligence on HP. Mr. Icahn advised Mr. Visentin he told Mr. Lores that, in Mr. Icahn’s opinion, any negotiated process for a business combination of the type being discussed required mutual diligence.

On November 21, 2019, Mr. Visentin sent a letter to Mr. Bergh and Mr. Lores in which Xerox expressed surprise at HP’s rejection of its proposal, noted HP’s acknowledgment of the merits of a potential business combination and emphasized the need for a clear path forward on mutual due diligence. In the letter, Xerox sought agreement on mutual confirmatory due diligence to support a friendly combination by 5:00 p.m. EST on Monday, November 25, 2019, and also stated it would take its compelling case to create superior value for Xerox and HP shareholders directly to HP shareholders. Xerox also issued a press release that included the full text of the letter.

On November 24, 2019, Mr. Lores called Mr. Visentin to ask if Xerox was willing to allow HP to conduct due diligence on Xerox. Mr. Visentin reiterated Xerox’s willingness to engage in mutual due diligence, but Mr. Lores indicated HP was only willing to engage in one-way diligence. Shortly after that call, Mr. Bergh and Mr. Lores sent a letter to Mr. Visentin in which HP reiterated its rejection of Xerox’s proposal. The letter also stated HP remained prepared to study the potential value of a combination but would not permit mutual due diligence. HP also issued a press release on November 24, 2019 that included the full text of the letter.

Late in the day on November 24, 2019, the Independent Directors met, with members of senior management and representatives of K&S, Willkie and Citi in attendance. Mr. Visentin and Mr. Pastor provided an update to the Independent Directors regarding the interactions with HP and sought direction from the Independent Directors regarding next steps. Mr. Visentin noted to the Independent Directors that the call with Mr. Lores appeared to be highly scripted. At the meeting, the Independent Directors authorized Mr. Visentin to respond to the letter from Mr. Bergh and Mr. Lores and to work with Xerox’s management team and advisors to develop materials to support direct outreach to solicit the input of investors, including HP’s shareholders.

On November 26, 2019, Mr. Visentin sent a letter to Mr. Bergh and Mr. Lores in which Xerox reiterated the compelling nature and potential benefits of its proposal, refuted certain statements made by HP in its prior letter and indicated its plan to engage directly with investors, including HP shareholders, to solicit their support in urging the HP Board to pursue the transaction. Xerox also issued a press release on November 26, 2019 that included the full text of the letter.

In late November and early December 2019, Xerox management, with the advice and assistance of Xerox’s advisors and counsel to the Independent Directors, developed materials to support outreach efforts to investors, including shareholders of HP.

On December 9, 2019, representatives of Xerox began meeting with investors, including shareholders of HP, to discuss Xerox’s proposal to acquire HP using a presentation that was disclosed under cover of a Current Report on Form 8-K.

On December 11, 2019, prior to a regularly scheduled board meeting, the Independent Directors met, with members of senior management and representatives of K&S, Willkie and Citi in attendance. At the meeting, Mr. Visentin updated the Independent Directors on preliminary feedback from his meetings with investors, including shareholders of HP. The Independent Directors considered and discussed with the advisors a variety of strategic considerations and potential next steps regarding a business combination transaction with HP, including obtaining fully committed financing to support Xerox’s offer and the process for identifying, vetting and selecting candidates to potentially be nominated by Xerox for election as independent directors of HP.

In late December 2019 and early January 2020, representatives of Xerox, with the advice and assistance of Xerox’s advisors and counsel to the Independent Directors: continued meeting with investors, including shareholders of HP; negotiated a fully committed financing package; and began outreach to candidates to potentially be nominated by Xerox for election as independent directors of HP.

On January 5, 2020, the Independent Directors met, with members of senior management and representatives of K&S, Willkie and Citi in attendance. At the meeting, Mr. Pastor updated the Independent Directors on the status of identifying and vetting candidates to potentially be nominated by Xerox for election as independent directors of HP and summarized feedback from investors, including shareholders of HP, regarding the proposed transaction. Also at the meeting, the Independent Directors approved binding financing commitments for $24 billion.

On January 6, 2020, Mr. Visentin sent a letter to Mr. Bergh and Mr. Lores advising that Xerox had been engaged in constructive dialogue with many of HP’s largest shareholders regarding the strategic benefits of its proposal to acquire HP; confirming Xerox had obtained $24 billion in binding debt financing commitments; and reiterating his offer to meet in person with Mr. Bergh and Mr. Lores to begin negotiating the transaction. Xerox also issued a press release that included the full text of the letter.

On January 8, 2020, Mr. Bergh and Mr. Lores sent a letter to Mr. Visentin in which HP reiterated its rejection of — and refusal to discuss — Xerox’s proposal. HP also issued a press release that included the full text of the letter.

On January 16, 2020, the Independent Directors met, with members of senior management and representatives of K&S, Willkie and Citi in attendance. The Independent Directors discussed a variety of strategic considerations and potential next steps regarding a business combination transaction with HP, including the status of identifying, vetting and selecting candidates to potentially be nominated by Xerox for election as independent directors of HP.

On January 22, 2020, the Independent Directors met, with members of senior management and representatives of K&S, Willkie and Citi in attendance. At the meeting, the Independent Directors considered and selected 11 independent candidates and four alternate candidates as potential nominees to replace the HP Board at HP’s 2020 Annual Meeting of Stockholders.

On January 23, 2020, Xerox provided notice to HP of its intent to nominate 11 independent candidates to replace the HP Board at HP’s 2020 Annual Meeting of Stockholders. Xerox also issued a press release announcing it had submitted the notice. Later that day, HP issued a statement acknowledging receipt of the nomination notice from Xerox, and stating that it would review the proposed Xerox nominees and respond in due course.

On January 28, 2020, Xerox issued a press release announcing its fourth-quarter and full-year 2019 financial results and 2020 guidance consistent with its three-year plan, which results beat market expectations on every measure, including full-year consensus for revenue, adjusted EPS, free cash flow and adjusted operating margin.

On February 1, 2020, the Independent Directors met, with members of Xerox’s senior management and representatives of K&S, Willkie and Citi in attendance. At the meeting, Mr. Visentin and Mr. Pastor updated the Independent Directors on engagement with and feedback from management’s meetings with Xerox and HP stockholders. The Independent Directors also discussed the possibility of increasing its proposed offer price for HP, authorized Mr. Visentin to work with Xerox’s management team and advisors concerning a possible increase, and directed management to pursue the engagement of a financial advisor to the Independent Directors.

During the week of February 2, 2020, Xerox’s management team and advisors continued to work on a possible increase to its proposed offer price for HP. Xerox’s management and counsel to the Independent Directors also held a series of calls with potential financial advisors to the Independent Directors. The Independent Directors also held calls with two potential financial advisors that were recommended by management and counsel to the Independent Directors. On February 3, 2020, the Independent Directors authorized management to proceed with the retention of Moelis & Company LLC (which we refer to as Moelis) as a financial advisor to the Independent Directors.

On February 9, 2020, the Independent Directors met, with members of senior management and representatives of K&S, Willkie and Citi in attendance. At the meeting, the Independent Directors formally approved the retention of Moelis as financial advisor to the Independent Directors and, thereafter, representatives of Moelis were invited to join the meeting. The Independent Directors considered and discussed with its advisors a potential increase in the proposed offer price for HP to $24 per share, consisting of $18.40 in cash and 0.149 Xerox shares for each HP share (based on Xerox’s closing share price of $37.68 on February 6, 2020). During the discussion, Mr. Visentin and Mr. Pastor updated the Independent Directors on engagement with and feedback from Xerox shareholders, including, but not limited to, Mr. Icahn and Darwin Deason, regarding a potential increase. Following discussion, the Independent Directors determined to increase the offer price to $24 per share.

On February 10, 2020, Xerox issued a press release announcing the increased offer price of $24 per share and its intention to commence a tender offer for each share of HP common stock on or around March 2, 2020.

On February 11, 2020, HP issued a press release announcing it would release its first quarter 2020 financial results on February 24, 2020. At that time, HP said it would share additional information about its plan before responding to Xerox’s February 10, 2020 press release.

On February 20, 2020, following Xerox’s confirmation of its intention to commence a tender offer, HP announced it had adopted a shareholder rights plan, commonly known as a “poison pill.”

On February 21, 2020, Xerox issued a statement regarding HP’s poison pill, in which it stated its belief the HP Board adopted a poison pill because Xerox’s offer is receiving overwhelming support from HP stockholders and that Xerox intended to press ahead with the previously announced tender offer and electing its slate of independent director candidates to the HP Board.

On February 21, 2020, a representative of Guggenheim Securities, LLC, which we refer to as Guggenheim, one of HP’s financial advisors, called a representative of Citi to inquire about the possibility of arranging a meeting to explore a combination and the basis on which HP and Xerox might have a discussion about a combination.

After market hours on February 24, 2020, HP issued two press releases: one announcing its first-quarter 2020 financial results; and the other detailing a new, multi-year strategic and financial value creation plan. HP’s new plan referenced its plan announced on October 3, 2019 and indicated that it expects approximately $650 million of annualized gross run rate savings (rather than the $1 billion previously announced as part its October 3, 2019 plan) to flow through to its projected non-GAAP operating profit growth. HP also announced that the HP Board had increased its total share repurchase authorization to $15 billion, up from the $5 billion share repurchase authorization announced on October 3, 2019, indicating that $8 billion of such repurchases were targeted to occur over 12 months, following HP’s 2020 annual meeting of stockholders. In its release, HP stated it believes in the merit of industry consolidation, while dismissing Xerox’s proposal, among other things, as “meaningfully undervaluing” HP, but stated HP was reaching out to Xerox to “explore if there is a combination that creates value for HP stockholders that is additive to HP’s strategic and financial plan.” Mr. Lores sent an e-mail to Mr. Visentin in which he suggested a meeting to explore the possibility of a business combination transaction and said his office would separately reach out to Mr. Visentin’s office regarding logistics.

On February 25, 2020, Mr. Lores’s office reached out to Mr. Visentin’s office and a telephone call was scheduled for the week of March 2, 2020.

On February 27, 2020, the Independent Directors met, with members of Xerox’s senior management and representatives of K&S, Willkie, Citi and Moelis in attendance. At the meeting, the Independent Directors considered and discussed with the advisors recent actions by HP and potential next steps. Following discussion, the Independent Directors formally approved the commencement of the offer to exchange on or about March 2, 2020.

Also on February 27, 2020, HP announced it was expanding the size of the HP Board and appointing Richard Clemmer, CEO and Executive Director of NXP Semiconductors N.V., to fill the resulting vacancy. HP also provided notice to Xerox it had 10 days to nominate an additional candidate in connection with HP’s 2020 Annual Meeting of Stockholders, the date of which has not yet been announced.

HP also filed on February 27, 2020 a preliminary proxy statement related to HP’s 2020 Annual Meeting of Stockholders in which it provided a background summary describing contacts between HP and Xerox in connection with its solicitation that Xerox believes misrepresents the facts.

Following HP’s actions on February 27, 2020, Xerox issued the following statement: “In the last week, HP adopted a poison pill, expanded the size of its Board and misrepresented the discussions that led to our offer, none of which will create value for shareholders. We’ve made a compelling offer, and HP should let shareholders decide what is in their own best interest without artificial constraints or factual distortions.”

On March 2, 2020, Xerox published an advertisement in The Wall Street Journal, issued a press release and took other required steps to commence a tender offer to acquire all outstanding shares of HP. The full terms, conditions and other details of the Offer are set forth in the offering documents that Xerox filed on March 2, 2020 with the SEC.

On March 2, 2020, Xerox also announced that it had entered into an amended and restated commitment letter to add MUFG Bank, Ltd., PNC Bank, National Association, PNC Capital Markets LLC, Credit Agricole Corporate and Investment Bank, Truist Bank and SunTrust Robinson Humphrey, Inc. as commitment parties to provide a portion of the financing along with Citigroup Global Markets Inc., Mizuho Bank, Ltd. and Bank of America, N.A. under its previously confirmed $24 billion in binding financing commitments (that are not subject to any due diligence condition).

On March 3, 2020, Mr. Visentin and Mr. Pastor spoke with Mr. Lores and Ruairidh “Rory” Ross, Deputy General Counsel of HP, via telephone. Mr. Lores stated that he would like to arrange an in-person meeting to have an “in depth conversation” about the three concerns HP identified publicly regarding Xerox’s proposed offer: value exchange; capital structure; and synergies. Mr. Lores said that if Xerox and HP could reach alignment on these three items, it would be easier to explore and discuss options to combine the two companies. Mr. Visentin responded that Xerox had already made an offer to combine the companies that Xerox believes HP stockholders support, and had no intention of deviating from the course and timeline of the offer, but added that Xerox would be willing to meet and listen if HP has an offer or proposal that it believes addresses their concerns and creates value for Xerox shareholders. Mr. Visentin said that he would revert to Mr. Lores regarding scheduling a meeting for the following week.

INTERESTS OF XEROX AND XEROX’S

EXECUTIVE OFFICERS AND DIRECTORS IN THE PROPOSALS

Except as set forth in this proxy statement, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to the proposals, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

As of the date of the offer, Xerox directly owns ten shares of HP common stock and for purposes of the Exchange Act beneficially owns ten shares of HP common stock, representing less than 1% of the outstanding shares of HP common stock. The ten shares were acquired by Xerox through an ordinary brokerage transaction on the open market.

Carl C. Icahn, who may be deemed an affiliate of Xerox owns, through entities directly or indirectly controlled by him, 62,902,970 shares of HP common stock, representing approximately 4.39% of the outstanding shares of HP common stock. This information is based solely on the Form 13-F, filed on November 14, 2019, by Mr. Icahn and represents the most recent data available to Xerox. In addition, Xerox directors Keith Cozza and Nicholas Graziano are employees of entities controlled by Mr. Icahn; see however the section entitled “Background of the Offer” for a discussion of the recusal of Messrs. Cozza and Graziano from the process and any vote of the Xerox Board regarding a potential transaction with HP.

We do not believe that the offer and the second-step merger will result in a change in control under any of Xerox’s equity plans or any agreement between Xerox and any of its employees. As a result, no stock options or other outstanding equity awards held by such persons will vest as a result of the offer and the second-step merger, nor will any employee have any rights to enhanced severance payments or benefits upon certain types of terminations following the offer and the second-step merger.

OWNERSHIP OF XEROX’S SECURITIES

Security Ownership of Certain Beneficial Owners

We are not aware of any person who, or group that, owns beneficially more than 5% of any class of the Company’s voting securities as of December 31, 2019, except as otherwise set forth below(1).

Title of Class*	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	Mr. Carl C. Icahn c/o Icahn Capital LP 767 Fifth Ave, Suite 4700 New York, NY 10153	23,456,087(2)	11.0%

Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	22,014,821(3)	10.3%

Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	16,169,030(4)	7.6%

Common Stock	Darwin Deason 5956 Sherry Ln., Suite 800 Dallas, TX 75225	15,283,657(5)	7.2%

(1)

The words “group” and “beneficial” are as defined in regulations issued by the SEC. Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the most recent Schedule 13G or 13G/A (or in the case of Mr. Icahn and Mr. Deason, the most recent Schedule 13D/A) filed by the named entity with the SEC. BlackRock, Inc. is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and has subsidiaries that are also investment advisers under the Investment Advisers Act with beneficial ownership of the reported shares. Calculation of the percent of class is based upon the 212,789,134 shares of common stock stated to be outstanding as of January 31, 2020 by the Company in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 28, 2020.

(2)

Based on the Schedule 13D/A filed on August 6, 2019, represents shares of common stock held by the following group of entities associated with Carl C. Icahn: High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”) and Beckton Corp. (“Beckton”) (collectively, the “Icahn Group Persons”). The principal business address of (i) each of High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn, Barberry and Hopper is c/o Icahn Capital LP, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

Icahn Partners, Icahn Master and High River (collectively, the “Icahn Parties”) are entities controlled by Carl C. Icahn. Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of Icahn Master. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Icahn Parties. In addition, Mr. Icahn is the indirect holder of approximately 91.0% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

The Icahn Group Persons may be deemed to beneficially own, in the aggregate, 23,456,087 shares of common stock.

High River has sole voting power and sole dispositive power with regard to 4,691,218 shares of common stock. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares. Icahn Partners has sole voting power and sole dispositive power with regard to 11,130,555 shares of common stock. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of common stock. Icahn Master has sole voting power and sole dispositive power with regard to 7,634,314 shares of common stock. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of common stock.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares of common stock that High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares of common stock for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares of common stock which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of common stock for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the shares of common stock which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of common stock for all other purposes.

(3)

Based on the Schedule 13G/A filed on February 12, 2020, the Vanguard Group, Inc. and its subsidiary companies have sole voting power for 281,826 shares of common stock, sole dispositive power for 21,692,601 shares of common stock, shared dispositive power for 322,220 shares of common stock and shared voting power for 60,321 shares of common stock.

(4)

Based on the Schedule 13G filed on February 6, 2020, BlackRock, Inc. and its subsidiary companies have sole voting power for 13,519,150 shares of common stock and sole dispositive power for 16,169,030 shares of common stock, and have no shared voting power or shared dispositive power for any of the shares.

(5)

Based solely on the Schedule 13D/A filed on August 1, 2019, Darwin Deason has sole voting power and sole dispositive power for 15,283,657 shares of common stock, and has no shared dispositive or shared voting power for any of the shares. Mr. Deason may be deemed to beneficially own, in the aggregate, 15,322,341 shares, including 6,741,572 shares issuable upon the conversion of 180,000 shares of Xerox Series B Convertible Perpetual Preferred Stock, par value $1.00 per share.

Shares of common stock of the Company owned beneficially by the directors, each of our executive officers identified as “Named Executive Officers” under applicable securities laws and all directors and current executive officers as a group, as of February 29, 2020, were as follows.

Name of Beneficial Owner	Amount Beneficially Owned
Steven Bandrowczak	20,357
Jonathan Christodoro	—
Keith Cozza	50,000
Joseph Echevarria	—
Michael Feldman	81,621
Nicholas Graziano	4,780
Cheryl Gordon Krongard	—
Scott Letier	—
William F. Osbourn, Jr.	70,550
Herve N. Tessler	74,197
John Visentin	295,263
All directors and executive officers as a group (13 persons)(1)	702,998

1	Excludes Mr. Tessler, who retired from his role as Executive Vice President effective February 28, 2020 and is no longer an executive officer of the Company.

Percent Owned by Directors and Executive Officers: Each director and executive officer beneficially owns less than 1% of the aggregate number of shares of common stock outstanding at February 29, 2020. The amount beneficially owned by all directors and executive officers as a group also amounted to less than 1%.

Amount Beneficially Owned: The numbers shown are the shares of common stock considered beneficially owned by the directors and executive officers in accordance with SEC rules. Shares of common stock which directors and executive officers had a right, within 60 days of February 29, 2020, to acquire upon the exercise of options or rights or upon vesting of performance share units or restricted stock units are included on a gross basis. Shares held in a grantor retained annuity trust or by family members and vested shares, the receipt of which have been deferred under one or more equity compensation programs, are also included. All of these are counted as outstanding for purposes of computing the percentage of common stock outstanding and beneficially owned by such person.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements give effect to the proposed business combination of HP and Xerox, including related financing, which we refer to as the transaction. For a summary of the proposed business combination, see the section of the offer to exchange titled “The Offer.”

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2019 give effect to the transaction as if it occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives effect to the transaction as if it occurred on December 31, 2019.

Xerox and HP have different fiscal years. Xerox’s fiscal year ends on December 31, whereas HP’s fiscal year ends on October 31. The unaudited pro forma condensed combined financial statements for all periods have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X. Accordingly, the unaudited pro forma condensed combined statement of income for the year ended December 31, 2019 combines Xerox’s year ended December 31, 2019 with HP’s year ended October 31, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 combines Xerox’s balance sheet as of December 31, 2019 with HP’s balance sheet as of October 31, 2019.

With respect to the proposed business combination of HP and Xerox it should be noted that Xerox is not affiliated with HP and has not had the cooperation of HP’s management or due diligence access to HP or its business or management in the preparation of these unaudited pro forma condensed combined financial statements. Xerox has not received, in connection with the proposed business combination, information from HP concerning its business and financial condition for any purpose, including preparing these unaudited pro forma condensed combined financial statements. Accordingly, these unaudited pro forma condensed combined financial statements have been prepared by Xerox based solely on publicly available information, including HP’s financial statements, analyst reports and investor presentations. Supplemental information and procedures may provide Xerox with additional information that could materially affect the purchase price allocation as well as the accompanying assumptions and pro forma adjustments. Disclosures are included in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements to the extent certain limitations are identified, which may have a significant impact on the pro forma adjustments.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the:

●	separate audited consolidated financial statements of Xerox as of and for the year ended December 31, 2019 and the related notes, included in the Xerox 10-K; and

●	separate audited consolidated financial statements of HP as of and for the year ended October 31, 2019 and the related notes, included in the HP 10-K.

In addition, we considered certain information included in the separate unaudited consolidated condensed financial statements of HP as of and for the three months ended January 31, 2020 and the related notes, included in the HP 10-Q.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the proposed business combination with HP been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. Other than purchases and sales between the two companies, we are not aware of any other material transactions between Xerox and HP during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated (See Note 6 — Pro Forma Adjustments in Connection with the Proposed Business Combination with HP, item (A) for additional information regarding the relevant pro forma adjustment).

The unaudited pro forma condensed combined financial statements are prepared with Xerox treated as the acquirer in the proposed business combination with HP. In determining the acquirer for accounting purposes, Xerox considered the five factors identified in Financial Accounting Standard Board, which we refer to as FASB, Accounting Standards Codification, which we refer to as ASC, Topic 805-10-55-12. The accounting for the proposed business combination with HP is dependent upon certain valuations that are provisional and are subject to change. As of the date of the registration statement of which the offer to exchange forms a part, Xerox has not performed the detailed valuation analyses necessary to arrive at the final estimates of the fair market value of the HP assets to be acquired and liabilities to be assumed and the related allocations of the consideration payable to HP stockholders in the offer and the second merger, which we refer to as the purchase price. However, as indicated in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, Xerox has made certain adjustments to the historical book values of the assets and liabilities of HP to reflect preliminary estimates of the fair value of intangible assets acquired with the residual excess of the purchase price over the historical net assets of HP recorded as goodwill. Actual results will differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements once Xerox has determined the final purchase price and has completed the valuation analyses necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes or other acquisition-related adjustments for HP. Xerox will finalize these amounts as we obtain the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting will likely occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Xerox’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the proposed business combination with HP, the costs to integrate the operations of Xerox and HP or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

	Year Ended December 31, 2019
(in millions, except per share data)	Xerox Holdings Corporation Historical	HP, Inc. Adjusted Historical(1)	HP, Inc. Combination Pro Forma Adjustments	Note 6	Pro Forma Combined Company
Revenues
Sales	$3,227	$58,756	$(110)	(A)	$61,873
Services, maintenance and rentals	5,595	—	—		5,595
Financing	244	—	—		244

Total Revenues	9,066	58,756	(110)		67,712

Costs and Expenses
Cost of sales	2,097	47,586	(110)	(A)	49,573
Cost of services, maintenance and rentals	3,188	—	—		3,188
Cost of financing	131	—	—		131
Research, development and engineering expenses	373	1,499	—		1,872
Selling, administrative and general expenses	2,085	5,368	—		7,453
Restructuring and related costs	229	275	—		504
Amortization of intangible assets	45	116	1,081	(B)	1,242
Transaction and related costs, net	12	35	(5)	(C)	42
Other expenses, net	84	1,354	879	(D)(E)	2,317

Total Costs and Expenses	8,244	56,233	1,845		66,322

Income before Income Taxes and Equity Income	822	2,523	(1,955)		1,390
Income tax expense (benefit)	179	(629)	(488)	(F)	(938)
Equity in net income of unconsolidated affiliates	8	—	—		8

Income from Continuing Operations	651	3,152	(1,467)		2,336
Less: Net income attributable to noncontrolling interests	3	—	—		3

Net Income from Continuing Operations Attributable to Xerox	$648	$3,152	$(1,467)		$2,333

Dividends on preferred stock	$14	$—	$132	(T)	$146

Earnings per Share from Continuing Operations
Basic Earnings per Share	$2.86				$5.02
Diluted Earnings per Share	$2.78				$4.50
Pro Forma Shares Outstanding (in thousands)
Basic	221,969		213,861	(T)	435,830
Diluted	233,169		285,581	(T)	518,750

(1)

The financial information in this column has been derived from HP’s historical consolidated financial statements for the year ended October 31, 2019 with certain reclassification adjustments made by Xerox as described in further detail in Note 2 - Basis of Presentation in Connection with the Proposed Business Combination with HP.

See the accompanying notes to the unaudited pro forma condensed financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 — Pro Forma Adjustments in Connection with the Proposed Business Combination with HP.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

	December 31, 2019
(in millions)	Xerox Holdings Corporation Historical	HP, Inc. Adjusted Historical(1)	HP, Inc. Combination Pro Forma Adjustments	Note 6	Pro Forma Combined Company
Assets
Cash and cash equivalents	$2,740	$4,537	$(5,010)	(G)	$2,267
Accounts receivable, net	1,236	6,031	—		7,267

Billed portion of finance receivables, net	111	—	—		111
Finance receivables, net	1,158	—	—		1,158
Inventories	694	5,734	—		6,428
Other current assets	201	3,875	—		4,076

Total current assets	6,140	20,177	(5,010)		21,307
Finance receivables due after one year, net	2,082	—	—		2,082
Equipment on operating leases, net	364	—	—		364
Land, buildings and equipment, net	426	2,794	—		3,220
Intangible assets, net	199	661	25,839	(H)	26,699
Goodwill	3,900	6,372	15,584	(I)	25,856
Deferred tax assets	598	2,620	(3,218)	(J)(K)	—
Other long-term assets	1,338	843	1,200	(L)	3,381

Total Assets	$15,047	$33,467	$34,395		$82,909

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,049	$357	$—		$1,406
Accounts payable	1,053	14,793	—		15,846

Accrued compensation and benefits costs	349	1,103	—		1,452

Accrued expenses and other current liabilities	984	9,040	484	(L)(M)	10,508

Total current liabilities	3,435	25,293	484		29,212
Long-term debt	3,233	4,780	19,599	(N)	27,612
Pension and other benefit liabilities	1,707	1,762	—		3,469
Post-retirement medical benefits	352	—	—		352

Other long-term liabilities	512	2,825	4,136	(K)(L)(M)	7,473

Total Liabilities	9,239	34,660	24,219		68,118

Convertible Preferred Stock	214	—	—		214

Mandatory convertible preferred stock	—	—	2,190	(O)	2,190
Common stock	215	15	199	(P)	429
Additional paid-in capital	2,782	835	5,800	(Q)	9,417
Treasury stock, at cost	(76)	—	—		(76)
Retained earnings (accumulated deficit)	6,312	(818)	762	(R)	6,256
Accumulated other comprehensive loss	(3,646)	(1,225)	1,225	(S)	(3,646)

Xerox Holdings shareholders’ equity	5,587	(1,193)	10,176		14,570
Noncontrolling interests	7	—	—		7

Total Equity	5,594	(1,193)	10,176		14,577

Total Liabilities and Equity	$15,047	$33,467	$34,395		$82,909

(1)

The financial information in this column has been derived from HP’s historical consolidated financial statements for the year ended October 31, 2019 with certain reclassification adjustments made by Xerox as described in further detail in Note 2 — Basis of Presentation in Connection with the Proposed Business Combination with HP.

See

the accompanying notes to the unaudited pro forma condensed financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 — Pro Forma Adjustments in Connection with the Proposed Business Combination with HP.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF PROPOSED BUSINESS COMBINATION WITH HP

The offer is being made by Purchaser, directly to HP’s stockholders. In accordance with the offer to exchange, each outstanding share of HP common stock would be exchanged for the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration, subject to the election and proration procedures described in the offer to exchange.

In connection with the proposed business combination with HP, Xerox has received a commitment letter from the Lenders to provide a $19.5 billion senior unsecured 364-day term loan bridge facility and a $4.5 billion senior unsecured 60-day term loan bridge facility for the purpose of financing the cash component of the purchase price and the related transaction costs and expenses. The $19.5 billion 364-day term loan includes an option to extend the term for an additional 364-day period. Refer to Note 6 — Pro Forma Adjustments in Connection with the Proposed Business Combination with HP — adjustment (G) for additional information regarding the debt financing for the proposed business combination.

We are also currently in discussions with institutional investors for the potential issuance of Mandatory Convertible Preferred Stock as additional financing for the proposed business combination with HP and we also have received a highly confident letter, dated February 9, 2020, from Citi with respect to the Equity Financing. The unaudited pro forma balance sheet assumes Xerox will complete an offering of Mandatory Convertible Preferred Stock for $2.2 billion of additional proceeds. Refer to Note 6 — Pro Forma Adjustments in Connection with the Proposed Business Combination with HP — adjustment (O) for additional information regarding the potential preferred stock financing for the proposed business combination.

At this time, no merger agreement or other agreement relating to the proposed business combination with HP has been entered into between Xerox and HP, and Xerox cannot provide any assurance as to whether or when any such agreement will be executed or whether or when the proposed business combination will be consummated or the terms thereof when and if agreed. The terms and conditions of any agreement with respect to the business combination with HP may be different from those reflected in these unaudited pro forma condensed combined financial statements, which are based on the terms set forth in the offer to exchange, and the difference could be material to these unaudited pro forma condensed combined financial statements.

NOTE 2 — BASIS OF PRESENTATION IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WITH HP

The unaudited pro forma condensed combined financial statements with respect to the proposed business combination with HP were prepared using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations, with Xerox being the accounting acquirer, and use the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and are based on the historical financial statements of Xerox and HP.

The following presentation conformation adjustments have been identified by Xerox based solely on our review of HP’s public financial information. The adjustments identified below may have been different and additional adjustments may have been identified had Xerox been given access to HP’s management and/or further information regarding the nature and breakdown of each account balance.

Adjustments made to HP’s historical consolidated statements of earnings for the year ended October 31, 2019:

●	Reclassification of Interest and other, net of $1,354 million for the year ended October 31, 2019 to Other expenses, net.

(in millions)	HP Historical	Adjustments	HP Adjusted Historical
Year ended October 31, 2019:
Interest and other, net	$1,354	$(1,354)	$—
Other expenses, net	—	1,354	1,354

Adjustments made to HP’s historical consolidated condensed balance sheet as of October 31, 2019:

●	Separate presentation of Intangible assets, net of $661 million and Deferred tax assets of $2,620 million from Other long-term assets.

●	Separate presentation of Accrued compensation and benefits costs of $1,103 million from Accrued expenses and other current liabilities.

●	Separate presentation of Pension and other benefit liabilities of $1,762 million from Other long-term liabilities.

(in millions)	October 31, 2019
	HP Historical	Adjustments	HP Adjusted Historical
Intangible assets, net	$—	$661	$661
Deferred tax assets	—	2,620	2,620
Other long-term assets	4,124	(3,281)	843

Total Adjustments to HP historical assets	$4,124	$—	$4,124

Accrued compensation and benefits costs	$—	$1,103	$1,103
Accrued expenses and other current liabilities	10,143	(1,103)	9,040
Pension and other benefit liabilities	—	1,762	1,762
Other long-term liabilities	4,587	(1,762)	2,825

Total Adjustments to HP historical liabilities	$14,730	$—	$14,730

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the date of the consummation of the proposed business combination with HP, primarily at their respective fair values and added to those of Xerox. Financial statements and reported results of operations of Xerox issued after completion of the proposed business combination with HP will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of HP.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. In connection with the proposed business combination with HP, total acquisition-related transaction costs expected to be incurred by Xerox are estimated to be approximately $75 million (excluding financing fees payable pursuant to the commitment letter and estimated fees for the Mandatory Convertible Preferred Stock offering), $5 million of which was incurred in the year ended December 31, 2019. The remaining estimated transaction costs to be paid are reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2019 as a reduction to cash and cash equivalents and a decrease to retained earnings.

NOTE 3 — ACCOUNTING POLICIES APPLIED IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WITH HP

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements for the proposed business combination with HP are those set out in the Xerox 10-K. For purposes of preparing these unaudited pro forma condensed combined financial statements, Xerox’s management has conducted a preliminary analysis to determine whether any adjustments are required to conform HP’s financial statements to reflect the current accounting policies of Xerox.

Based on a preliminary view of HP’s accounting policy disclosures as set forth in the HP 10-K, Xerox has identified the following principal accounting policy difference:

●	Xerox adopted ASU 2016-02, Leases (ASC Topic 842) as well as the related follow-on additional amendments and targeted improvements issued during 2018, effective January 1, 2019. This update supersedes existing lease accounting guidance found under ASC Topic 840, Leases. HP adopted this update in the first quarter of its fiscal year 2020. As disclosed in the HP 10-Q, the adoption of ASC Topic 842 resulted in an increase in right of use assets and a corresponding increase in lease liabilities on their Consolidated Condensed Balance Sheet of approximately $1.2 billion. Based on this disclosure, the unaudited pro forma condensed combined balance sheet at December 31, 2019 includes an adjustment of $1,200 million to increase right-of-use assets and lease liabilities for the impact of HP’s adoption of ASC Topic 842 effective October 31, 2019. No adjustments were made to the unaudited pro forma condensed combined statement of income for the year ended December 31, 2019 for the adoption of ASC Topic 842 as HP did not disclose an impact as part of their disclosures for the first quarter 2020. Refer to Note 6 — Pro Forma Adjustments in Connection with the Proposed Business Combination with HP — adjustment (L) for the pro forma adjustment.

●

HP also disclosed in the HP 10-Q that with the adoption of ASC Topic 842, HP now records revenue upfront on certain aspects of its as-a-service offerings. However, HP disclosed that this change did not have a material impact on HP’s Consolidated Condensed Financial Statements. Accordingly, no further adjustments were made to the pro forma financial statements to reflect HP’s conforming adoption of ASC Topic 842.

Determining the full impact of aligning HP’s accounting policies with those of Xerox will require a detailed analysis. Xerox has only performed limited procedures to date because HP has not permitted us to conduct any due diligence on HP and has not engaged in any discussions with us. Based on these limited procedures, Xerox is not aware of any material differences after considering significant accounting policy areas other than those discussed above; however, we expect that until we both have access to HP and the proposed business combination is complete, we will not have access to all relevant information. Upon consummation of the proposed business combination with HP, Xerox will review, in detail, HP’s accounting policies. As a result of that review, Xerox may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

NOTE 4 — FAIR VALUE OF CONSIDERATION TO BE PAID IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WITH HP

The following is a preliminary estimate of the purchase price for the proposed business combination with HP, based on the offer to exchange:

Xerox Stock price as of March 5, 2020	$31.66(a)

HP offer price per share	$24.00
Cash amount	$18.40
Equivalent share amount	0.149
Replacement share-based award ratio	0.637

(in millions)	HP Shares	Xerox Shares Exchanged	Fair Value	Consideration
Share Consideration:
Shares of HP Common Stock issued and outstanding at January 31, 2020(b)	1,433.4
HP equivalent shares for vested and exercisable stock options at October 31, 2019(c)	1.9

Total Number of HP shares issued and equivalent shares for vested stock options	1,435.3	213.9	$6,771	Xerox Common Stock	*

Cash Consideration:
Shares of HP Common Stock issued and outstanding at January 31, 2020(b)	1,433.4
HP equivalent shares for vested and exercisable stock options at October 31, 2019(c)	1.9

Total Number of HP shares issued and equivalent shares for vested stock options	1,435.3		$26,410	Cash	**

Replacement Share-Based Awards:

Unvested HP Restricted Stock Units at October 31, 2019(d)	30.0	4.5	$346	Xerox Restricted Shares / Cash-Based Units
Unvested HP Stock Options at October 31, 2019(d)	2.4	1.5	$8	Xerox Stock Options

Total Consideration			$33,535

*

Amount reflects shares expected to be issued at closing and does not include subsequent shares expected to be issued for Xerox Restricted Shares exchanged for Unvested HP Restricted Stock Units at October 31, 2019.

**	Amount reflects cash expected to be paid at closing and does not include cash expected to be paid for Xerox Cash Based Units exchanged for Unvested HP Restricted Stock Units at October 31, 2019.

(a)

For purposes of these unaudited pro forma condensed combined financial statements, the fair value of the share consideration to be transferred is estimated using the closing price of Xerox common shares of $31.66 per share as of March 5, 2020.

(b)

For purposes of these unaudited pro forma condensed combined financial statements, we assumed that all HP’s stockholders will receive the Standard Election Consideration comprising of cash consideration of $18.40 per share and 0.149 Xerox common shares, subject to proration. The estimated consideration to be transferred to HP stockholders is determined based on the number of shares of HP common stock outstanding as of January 31, 2020, as disclosed in the HP 10-Q. Pursuant to this offer to exchange, to the extent that holders of HP common stock are entitled to fractional shares, those fractional entitlements will be aggregated and sold in the market and the net proceeds of such sale distributed pro rata to the holders of HP common stock entitled thereto promptly following Xerox’s acceptance of shares of HP common stock for exchange in the offer.

As described in the offer to exchange, each HP stockholder can elect to receive the Standard Election Consideration, or an amount in cash or in shares of Xerox common stock having a value equal to the equivalent market value of the Standard Election Consideration. The amount of cash payable or the number of shares issuable by Xerox in the offer is subject to proration procedures described under the sections of the offer to exchange titled “The Offer-Elections and Proration-Over-Election of Cash” and “The Offer-Elections and Proration-Under-Election of Cash”. The total consideration expected to be paid by Xerox upon the consummation of the offer and second-step merger, after giving effect to any proration procedures, is not expected to be materially different from the Standard Election Consideration assumed in these unaudited pro forma condensed combined financial statements.

(c)

The vested and exercisable HP stock options outstanding immediately prior to the date of the closing of the proposed business combination with HP will be treated as though they were shares of HP common stock with a value equal to their spread (relative to exercise price). Based on information disclosed in the HP 10-K, Xerox estimated the number of equivalent shares of HP common stock to the HP vested stock options is approximately 1.9 million shares. For purposes of these unaudited pro forma condensed combined financial statements, we assumed that these equivalent shares of HP common stock will receive the Standard Election Consideration comprising of cash consideration of $18.40 per share and 0.149 Xerox common shares, subject to proration.

(d)

Xerox expects to replace all unvested restricted stock units and stock options to acquire shares of HP common stock outstanding immediately prior to the closing of the proposed business combination with HP with Xerox restricted stock units and stock options, collectively referred to hereafter as replacement share-based awards. Unvested HP restricted stock units are expected to be converted into (1) restricted stock units to receive Xerox common shares and (2) cash-based awards, subject to the same terms and conditions of those unvested HP restricted share units. Unvested HP stock options outstanding immediately prior to the closing of the proposed business combination with HP are expected to be replaced by stock options to acquire Xerox common shares with the same spread (relative to exercise price), subject to the same terms and conditions as those unvested HP stock options.

Xerox does not have sufficient information, such as vesting conditions and vesting schedule for each outstanding HP share-based award, to accurately estimate the fair value of these awards. For purposes of these unaudited pro forma condensed combined financial statements, Xerox has estimated the fair value of the replacement share-based awards on information disclosed in the HP 10-K, which is the most recent publicly available information on the date of the offer to exchange. In addition, Xerox does not know the number of HP restricted stock units and stock options that will be accelerated as a result of the proposed business combination with HP pursuant to HP’s existing employee stock plans. Accordingly, we assumed that no HP share-based awards will be accelerated for purposes of these unaudited pro forma condensed combined financial statements. Furthermore, Xerox does not have sufficient information with respect to the performance conditions of certain HP share-based awards; therefore, the preliminary fair value estimate of the HP share-based awards to be replaced by Xerox share-based awards does not consider the effect of these performance conditions. Due to the limited information available at this time, differences between these preliminary fair value estimates and the fair value determined as of the acquisition date may occur and these differences could be material.

For purposes of the unaudited pro forma condensed combined financial statements, we assumed that the unvested HP restricted stock units are 50% earned and associated with pre-combination services. These awards will be converted into Xerox restricted stock units and cash-based awards based on the Standard Election Consideration. The additional consideration of $346 million represents the following:

●

$70 million for the preliminary fair value estimate of the replacement Xerox restricted stock units attributable to pre-combination services. The fair value of the Xerox restricted stock units to be issued for the unvested HP restricted stock units has been estimated based on the closing price of Xerox common stock of $31.66 per share as of March 5, 2020; and

●

$276 million for the fair value estimate of Xerox’s cash-based units expected to be issued for the unvested HP restricted share awards has been measured based on the cash consideration of $18.40 per common share under the Standard Election Consideration. For purposes of the unaudited pro forma condensed combined financial statements a current liability of $184 million and a non-current liability of $92 million have been reflected on the pro forma combined balance sheet as of December 31, 2019, representing the portion of the cash-based units that are attributable to pre-combination services.

The fair value of the Xerox equivalent stock options was estimated as of March 5, 2020 using the Black-Scholes valuation model utilizing the assumptions noted below. The expected volatility of the Xerox stock price is based on the average historical volatility over the expected term based on daily closing stock prices. The expected term of the options is based on HP’s historical employee stock option exercise behavior as well as the remaining contractual exercise term as disclosed in the HP 10-K. The stock price volatility and expected term are based on Xerox’s best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the total consideration that will be recorded at the closing of the proposed business combination.

HP Weighted Average Strike Price	$17.16

Assumptions Used for the Valuation of Xerox Stock Options:
Stock price as of March 5, 2020	$31.66
Strike price	$28.20
Expected volatility	30%
Risk-free interest rate	0.82%
Dividend yield	2.74%
Expected term	6.0

Black-Scholes value/option	$7.71

Intrinsic value	$3.46

Xerox does not have the information necessary to appropriately design the terms and conditions of the replacement share-based awards. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that the replacement share-based awards will have terms and conditions that are equivalent to the HP share-based awards immediately prior to the closing of the proposed combination with HP. Xerox believes that the fair value of the Xerox restricted stock units and stock options that will be issued to the holders of the HP restricted stock units and stock options approximates the fair value of those share based awards. Accordingly, the fair value of the converted stock options was recognized as a component of the purchase price and no additional amounts have been reflected as compensation expense. Following the completion of the proposed business combination with HP, Xerox will calculate the fair value of the HP share-based awards and the replacement share-based awards as of the actual acquisition date, in accordance with ASC 718, Compensation-Stock Compensation, to determine the fair value amounts to be recorded as post-combination compensation expense.

The estimated consideration expected to be paid by Xerox in connection with the offer and the second-step merger reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration will be when the proposed business combination with HP is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration will be measured on the closing date of the proposed business combination at the then-current market price. This requirement will result in a per share equity component different from the $31.66 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. An increase or decrease of 5% per share in the price per Xerox common share assumed in these unaudited pro forma condensed combined financial statements would increase or decrease the estimated purchase price by approximately $340 million, which would be reflected as an increase or decrease to goodwill.

NOTE 5 — ESTIMATE OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WITH HP

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Xerox in the proposed business combination, reconciled to the estimate of consideration to be paid by Xerox in connection with the offer and the second-step merger:

(in millions)	December 31, 2019
Book value of net assets (liabilities) acquired	$(1,193)
Less: HP historical goodwill	(6,372)
Less: HP historical intangible assets	(661)

Adjusted book value of net assets (liabilities) acquired	(8,226)
Adjustments to:
Inventory	—
Property, plant and equipment, net	—
Intangible assets	26,500
Debt	(314)
Deferred taxes	(6,381)
Contingencies	—
Goodwill	21,956

Total adjustments	41,761

Estimate of consideration expected to be paid	$33,535

The purchase price allocation for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets. Xerox believes this is an appropriate approach based on a review of similar type acquisitions which appeared to indicate that the most significant and material portion of the purchase price would be allocated to identifiable intangible assets and goodwill. Since HP has not provided Xerox with any information, Xerox has assumed HP’s historical carrying value, as disclosed in HP’s publicly filed financial statements, approximates fair value for most of HP’s assets and liabilities for purposes of these unaudited pro forma condensed combined financial statements.

The following is a discussion of the adjustments made to HP’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Inventory: No adjustments were made to the carrying value of HP’s Inventory based on the assumption, for purposes of these unaudited pro forma condensed combined financial statements, that the recorded value is effectively at net realizable value or fair value as a majority of HP’s inventory appears to be acquired from third parties. Xerox’s assumptions as to the fair value of HP’s inventories likely will change when Xerox is given access to HP’s management and further information concerning HP’s inventories as it conducts, with the assistance of a third-party appraiser, a valuation of HP’s inventories following the completion of the proposed business combination with HP. There can be no assurance that these changes will not be material.

Property, Plant and Equipment, Net: As previously noted, since HP has not provided Xerox with any information, Xerox has assumed HP’s historical net book value, as disclosed in HP’s publicly filed financial statements, approximates fair value for these assets for purposes of these unaudited pro forma condensed combined financial statements. Xerox does not have sufficient information on the date of this offer as to the specific nature, age, condition or location of the land, buildings, leasehold improvements, machinery and equipment, and we do not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can result in differences between fair value and net book value. Xerox, with the assistance of a third-party appraiser, will conduct a valuation of HP’s property, plant and equipment following the completion of the proposed business combination with HP. Xerox believes that an upward or downward adjustment of as much as 20% of the preliminary fair value estimate of property, plant and equipment, or approximately $560 million, is reasonably possible. A fair value increase or decrease of this magnitude would increase or decrease deferred tax liability by approximately $140 million and decrease or increase goodwill by approximately $420 million. For every 1% change in the preliminary fair value estimate, the annual depreciation expense would change by approximately $3 million, assuming a weighted-average useful life of 10 years.

Intangible assets: A preliminary fair value estimate of $26,500 million has been assigned to intangible assets acquired, primarily consisting of customer relationships, trade names and trademarks, technology and in-process research and development, which we refer to as IPR&D. Amortization related to the fair value of the finite-lived intangible assets has been reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations. Xerox’s assumptions as to the fair value of HP’s identifiable intangible assets and the estimated amortization periods are based solely on publicly available information (including HP’s financial statements, information on HP’s patents, analyst reports and investor presentations) and these assumptions likely will change as we conduct, with the assistance of a third party appraiser, a valuation of HP’s identifiable intangible assets following the completion of the proposed business combination with HP.

The fair value of the customer relationships intangible asset is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows, while the fair value of the trade names and trademarks is based on a “relief from royalty” methodology. The amortization period for each finite-lived intangible asset is estimated based on analyses of the expected cash flows generated by that intangible asset. As Xerox does not have access to HP’s management or further information on intangible assets other than information that is publicly available, there are significant limitations regarding our assumptions related to the specifics of HP’s intangible assets and any such process may take several months to complete after access is permitted. Xerox does not, on the date of this registration statement of which the offer to exchange forms a part, have sufficient information as to the amount, timing and risk of cash flows of all of these intangible assets, particularly those assets still in the research and development phase. Some of the more significant assumptions inherent in the development of intangible asset values and the amortization period estimates, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges), effect from HP’s existing royalty and other arrangements, the discount rate selected to measure the risks inherent in the future cash flows, and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.

The following table is a summary of the fair value estimates of the identifiable intangible assets and their weighted average useful lives used for purposes of these unaudited pro forma condensed combined financial statements:

	December 31, 2019
(in millions)	Estimated Fair Value	Estimated Useful Life
Customer relationships/contracts	$15,000	20
HP tradename	10,400	30
Technology	700	7
In-process research and development(1)	400

Total identifiable intangible assets	$26,500

(1)

Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets. Acquired IPR&D assets are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the date of the proposed business combination with HP, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, a determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would commence.

These preliminary estimates of fair value and weighted-average useful life will be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Xerox and our third-party valuation advisers have full access to the specifics of HP’s intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger. For each $2.65 billion or 10% change in the fair value of identifiable intangible assets, there could be an annual change in amortization expense — increase or decrease — of approximately $120 million, assuming a weighted-average useful life of 22 years.

Debt: These unaudited pro forma condensed consolidated financial statements reflect Xerox’s assumption of HP’s debt as of October 31, 2019 of $5,137 million, which is included in HP’s book value of net assets (liabilities) acquired. This amount was increased by $314 million reflecting a fair value debt adjustment of $300 million and the write-off of debt issuance costs and other carrying value adjustments netted against HP’s debt balance at October 31, 2019. These adjustments were based on amounts disclosed by HP in the HP 10-K.

Deferred taxes: As of the completion of the proposed business combination, Xerox will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles. The $6,381 million adjustment included in the table in based on Xerox’s statutory tax rate of 25.0% and includes the following:

(in millions)	December 31, 2019
Deferred income tax impact due to:
Estimated fair value adjustment for intangible assets	$(6,460)
Estimated fair value adjustment related to debt	79

Estimated adjustments to deferred income taxes	$(6,381)

See Note 6 — Pro Forma Adjustments in Connection with the Proposed Business Combination with HP, adjustment (J), for details regarding the pro forma adjustment to deferred taxes.

Contingencies: As of the completion of the proposed business combination, except as specifically excluded by GAAP, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC Topic 405, Contingencies. As disclosed in the HP 10-K, HP is involved in various lawsuits, claims, investigations and proceedings, consisting of IP, commercial, securities, employment, employee benefits and environmental matters that arise in the ordinary course of business. However, Xerox does not have sufficient information at this time to evaluate if the fair value of these contingencies can be determined and, if determinable, to value them under a fair value standard. A fair valuation effort would require intimate knowledge of complex legal matters and associated defense strategies, which cannot occur prior to the closing date. As required, HP currently accounts for these contingencies under ASC Topic 405. If fair value cannot be determined for HP’s contingencies, the combined company would continue to account for the HP contingencies using ASC Topic 405. Since HP’s management, unlike Xerox’s management, has full and complete access to relevant information about these contingencies, Xerox believes that it has no basis for modifying HP’s current application of these standards. Accordingly, for the purpose of these unaudited pro forma condensed combined financial statements, Xerox has not adjusted the HP carrying values for contingencies. This approach is preliminary and subject to change.

In addition, as disclosed in the HP 10-K, HP has recorded provisions for uncertain tax positions. Income taxes are exceptions to both the recognition and fair value measurement principles of ASC Topic 805. As such, the combined company would continue to account for HP’s uncertain tax positions using ASC Topic 740, Income Taxes. Since HP management, unlike Xerox management, has full and complete access to relevant information about these tax positions, Xerox believes that it has no basis for modifying HP’s current application of these standards. Accordingly, for the purpose of these unaudited pro forma condensed combined financial statements, Xerox has not adjusted the HP carrying values for uncertain tax positions. This assessment is preliminary and subject to change.

Other Assets/Liabilities: Adjustments to HP’s remaining assets and liabilities may also be necessary, however at this time Xerox has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current, Xerox believes that the HP book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable.

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

NOTE 6 — PRO FORMA ADJUSTMENTS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WITH HP

This note should be read in conjunction with Note 1 — Description of the Proposed Business Combination with HP; Note 2 — Basis of Presentation in Connection with the Proposed Business Combination with HP; Note 4 — Fair Value of Consideration to be Paid in Connection with the Proposed Business Combination with HP; and Note 5 — Estimate of Assets to be Acquired and Liabilities to be Assumed in Connection with the Proposed Business Combination with HP. The following summarizes the pro forma adjustments in connection with the proposed business combination with HP to give effect to the transaction as if it had occurred on January 1, 2019 for purposes of the unaudited pro forma condensed combined statement of income and on December 31, 2019 for purposes of the unaudited pro forma condensed combined balance sheet:

(A)	To adjust for the elimination of revenue and cost of revenue from transactions between Xerox and HP.
(B)	To adjust amortization of intangible assets as follows:

(in millions)	Year Ended December 31, 2019
New intangible asset amortization	$1,197
Elimination of amortization associated with HP’s historical intangible assets	(116)

Net adjustment to Amortization of intangible assets	$1,081

(C)

To eliminate transaction costs incurred by Xerox during the year ended December 31, 2019 related to the proposed business combination with HP as they do not have a continuing impact on the combined company’s financial results.

(D)	To record the following debt-related adjustments:

(in millions)	Year Ended December 31, 2019
Interest expense on new financing	$759	(1)
Lost interest income on cash used to fund acquisition	77	(2)
Amortization of debt issuance costs recorded in connection with new financing	108	(3)
Amortization associated with increase in assumed HP debt to fair value, amortized over the remaining weighted average life	(37)	(4)
Elimination of amortization of debt issuance costs and other carrying value adjustment on assumed HP debt	2	(5)

Net adjustment to interest expense	$909

Impact of 1/8% increase in interest rates	$30

(1)

In connection with the proposed business combination with HP, Xerox has received a commitment letter from the Lenders to provide a $19.5 billion senior unsecured 364-day term loan bridge facility and a $4.5 billion senior unsecured 60-day term loan bridge facility for the purpose of financing the cash component of the purchase price. The $19.5 billion 364-day term loan bridge facility includes an option to extend the term for an additional 364-day period. The unaudited pro forma condensed balance sheet is adjusted to reflect the debt expected to be issued of $19.5 billion, and we assumed that Xerox will incur approximately $215 million of debt issuance costs, primarily consisting of financing fees and commitment fees. The pro forma interest expense reflects an estimated weighted-average interest rate of approximately 4.5%, inclusive of certain fees and the amortization of debt issuance costs, which we believe is a reasonable estimate of the continuing impact of financing for this transaction. Accordingly, we have included fees and expenses relating to the 364-day term loan bridge facility only to the extent we believe they represent a reasonable estimate of the continuing impact of long-term financing. Interest expense on new financing does not include fees of approximately $200 million that would be payable in respect of the 364-day term loan bridge facility if loans under this facility were to remain unpaid more than 90 days after borrowing, as we consider these fees as nonrecurring and not reflective of the blended interest rate we expect to incur on long-term financing. The fees and interest expense Xerox will ultimately pay could vary significantly from what is assumed in these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements do not include any adjustment for the drawdown of the $4.5 billion component of the bridge financing as this component is only expected to be utilized to the extent Xerox cannot readily access HP’s cash and cash equivalents at closing. Absent any further information at this stage, we have assumed full access to HP’s cash and cash equivalents at closing and the related lost interest income for purposes of these unaudited pro forma condensed combined financial statements. Additionally, we have assumed that we will exercise the option to extend the 364-day term loan bridge facility for purposes of these unaudited pro forma condensed combined financial statements since currently this facility is the only financing in place (other than the 60-day term loan bridge facility). This assumption is subject to change based on developments regarding financing if the transaction is consummated. In lieu of borrowing, in whole or in part, under the 364-day term loan bridge facility, Xerox may incur permanent debt financing. There can be no assurance, however, that Xerox will be able to obtain any such permanent debt financing.

The level of net debt expected to be incurred by Xerox may be affected by various factors, including the amount of cash on hand at both Xerox and HP at the time of the closing of the merger — see (2) below. Accordingly, the estimated interest expense reflected in these unaudited pro forma condensed combined financial statements may change and the change could be significant. A 0.125% change in interest rate would result in an increase or decrease in interest expense of $24 million for the year ended December 31, 2019.

(2)

As disclosed in (1) above, Xerox anticipates funding a portion of the cash component of the consideration to be paid for each share of HP common stock with cash on hand at both Xerox and HP at the time of the completion of the proposed business combination. The pro forma adjustments include an estimate for lost interest income based on an estimated weighted-average interest rate of 1.54%. The level of cash funding may be affected by various factors, including the ultimate level of financing and the amount of cash on hand at both Xerox and HP at the time of closing of the proposed business combination. Accordingly, the estimated lost interest income reflected in these unaudited pro forma condensed combined financial statements may change. A 0.125% change in interest rate would result in an increase or decrease in lost interest income of $6 million for the year ended December 31, 2019.

(3)

To record amortization of estimated original issue discount and debt issuance costs to be incurred by Xerox in connection with the issuance of the $19.5 billion debt for the proposed business combination with HP.

(4)	To record amortization of fair value adjustments on long-term debt over the remaining term of HP’s long-term debt to be assumed in connection with the proposed business combination with HP.
(5)

To reverse amortization of debt issuance costs and other carrying value adjustments recorded in HP’s historical interest expense as HP’s debt issuance costs and other carrying value adjustments will be eliminated as part of the proposed business combination with HP.

(E)	To adjust HP’s pension and post-retirement (credit) benefit cost.

HP’s AOCL includes amounts related to unrealized components of their defined benefit plans that will be eliminated in the unaudited pro forma condensed combined balance sheet in connection with the elimination of HP’s pre-combination Shareholders’ Equity. Accordingly, an adjustment of $(30) million has been made to eliminate the corresponding recognition of this amount in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2019.

Future recognition of post combination net actuarial gains/losses or prior service costs/credits are not expected to be material and are expected to be significantly less than the current recognition of these amounts in light of the freeze of benefits for HP’s major defined benefit plans and given that approximately two-thirds of plan assets are invested in debt securities to match the associated obligations. Accordingly, no assumption was made in the unaudited pro forma condensed combined statement of income for future amounts.

(F)

To record an estimate of the deferred income tax impacts of the proposed business combination with HP on the balance sheet and statements of income, primarily related to the additional interest expense/lost interest income associated with the financing of the proposed business combination with HP and estimated fair value adjustments for identifiable intangible assets and pension and post-retirement benefit costs (see Notes 6(B), (D) and (E)). The tax effects related to these adjustments has been determined based on Xerox’s statutory tax rate of 25.0% inclusive of state taxes. The effective tax rate of the combined company could be significantly different than the statutory tax rates assumed for purposes of preparing these unaudited pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(G)	To adjust cash and cash equivalents as follows:

(in millions)	December 31, 2019
Cash consideration for the proposed business combination with HP	$(26,410)	(1)
Net proceeds from debt issuance	19,285	(2)
Net proceeds from mandatory convertible preferred stock	2,190	(3)
Payment for estimated acquisition costs	(75)	(4)

Total	$(5,010)

(1)

The cash consideration to be paid in connection with the proposed business combination with HP consists of $26,374 million cash consideration to be paid to HP stockholders and $36 million to be paid to holders of vested and exercisable HP stock options. We assumed all HP stockholders and holders of vested and exercisable HP stock options will receive the Standard Election Consideration, subject to proration.

(2)

For purposes of these unaudited pro forma condensed combined financial statements, we assumed that Xerox will incur $19.5 billion of debt in connection with the proposed business combination with HP based on the commitment letters obtained by Xerox from the various banks (see Note 1). We assumed that Xerox will incur approximately $215 million of debt issuance costs, primarily consisting of financing fees and commitment fees.

(3)

The unaudited pro forma balance sheet assumes Xerox will complete an offering of Mandatory Convertible Preferred Stock for net proceeds of $2,190 million after deducting estimated underwriting discounts and third-party fees of $10 million (see Note 6 adjustment (O) for additional information.

(4)	For purposes of these unaudited pro forma condensed combined financial statements, we assumed that Xerox will pay $75 million of acquisition-related costs.
(H)	To adjust identifiable intangible assets to an estimate of fair value as follows:

(in millions)	December 31, 2019
Eliminates HP’s historical intangible assets	$(661)
Fair value of acquired identifiable intangible assets	26,500

Total	$25,839

(I)	To adjust goodwill to an estimate of acquisition-date goodwill as follows:

(in millions)	December 31, 2019
Eliminates HP’s historical goodwill	$(6,372)
Estimated transaction goodwill	21,956

Total	$15,584

(J)	To adjust deferred tax assets as follows:

(in millions)	December 31, 2019
Adjustments related to purchase price allocation	$(6,381)	(1)
Adjustment related to acquisition-related costs	19	(2)

Total	$6,362

(1)	Refer to Note 5 for additional information.

(2)	Refer to Note 6 adjustment (R) for additional information.

Goodwill arising from the acquisition is not expected to be deductible for tax reporting purposes and no deferred taxes have been provided. Because HP has not permitted Xerox to perform financial and/or tax due diligence, no additional adjustments to HP’s historical deferred tax balances are reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet. Additional adjustments to HP’s historical deferred tax balances may be necessary and those adjustments may be material.

(K)	To reclassify the pro forma net deferred tax liability after adjustment (J) of $3,144 million from deferred tax assets to Other long-term liabilities.
(L)

To record the estimated impact of HP’s adoption of ASC Topic 842 — Leases — and to conform HP’s balance sheet to Xerox. Refer to Note 3 — Accounting Policies applied in Connection with the Proposed Business Combination with HP for additional information.

(in millions)	December 31, 2019
Other long-term assets - right-of-use assets	$1,200

Accrued expenses and other current liabilities - current lease obligation	$300
Other long-term liabilities - non-current lease obligation	900

Total	$1,200

(M)	To record liability of $276 million for cash-based units to be issued by Xerox for unvested HP restricted share awards outstanding immediately prior to the date of acquisition (see Note 4(d)):

(in millions)	December 31, 2019
Accrued expenses and other current liabilities	$184
Other long-term liabilities	92

Total	$276

(N)

To eliminate HP’s historical debt issuance costs and other carrying value adjustments and to adjust HP’s existing debt to an estimate of fair value and record debt expected to be incurred by Xerox in connection with the proposed business combination with HP, as follows:

(in millions)	December 31, 2019
Eliminate HP’s historical debt issuance costs and other carrying value adjustments	$14
Adjust HP’s existing debt to estimated fair value	300
Record debt expected to be incurred by Xerox in connection with the proposed business combination with HP	19,500	(1)
Record debt discount related to the debt expected to be issued by Xerox	(215)

Total	$19,599

(1)

The unaudited pro forma balance sheet assumes Xerox will incur $19.5 billion of debt and approximately $215 million of debt issuance costs, primarily consisting of financing fees and commitment fees, in connection with the proposed combination with HP. The level of net debt to be incurred by Xerox may be affected by various factors, including the amount of cash on hand at both Xerox and HP at the time of the closing of the proposed business combination with HP. Accordingly, the amount of debt ultimately issued by Xerox in connection with the proposed business combination with HP may be different from the amount reflected in these unaudited pro forma condensed combined financial statements and the difference could be material (see Note 6(E)).
(O)

The unaudited pro forma balance sheet assumes Xerox will complete an offering of Mandatory Convertible Preferred Stock for net proceeds of $2,190 million after deducting estimated underwriting discounts and third-party fees of $10 million.

Based on discussions with our financial advisers and a review of current market conditions, we expect that the Mandatory Convertible Preferred Stock will pay cumulative dividends, when and if declared by the Company’s board of directors, at a rate that will be in the range of 4% to 8%. Solely for the purposes of these pro forma condensed combined financial statements, we assumed the mid-point of this range or 6%. Based on Xerox’s stock price as of March 5, 2020 of $31.66 the Mandatory Convertible Preferred Stock would convert into approximately 69.5 million shares of Xerox’s common stock, subject to customary anti-dilution adjustments. However, the ultimate conversion, currently expected to occur three years from issuance, would be dependent on the Xerox stock price at the time of conversion and the negotiated conversion rate, which is expected to include a market based premium to the current stock price. The unaudited pro forma combined basic earnings per share reflects the expected dividends to be paid while the unaudited pro forma combined diluted earnings per share reflects the conversion of the Mandatory Convertible Preferred Stock into common shares based on Xerox’s current stock price — see adjustment (T).

We have also assumed for purposes of these pro forma condensed combined financial statements that the issuance of the Mandatory Convertible Preferred Stock will include terms that result in classification of the security as permanent equity in accordance with the guidance in ASC Topic 480. However, the ultimate classification will be dependent on the terms and conditions of an offering and may be different from those assumed.

We are currently in discussions with multiple institutional investors related to the issuance of Mandatory Convertible Preferred Stock and we have received a highly confident letter from one of our Lenders. However, no assurance can be given that the required funding will be obtained; that the required funding will be at the terms and conditions noted above; or that any such changes will not be material.

(P)	To eliminate HP’s common stock and to record Xerox common shares to be issued in connection with the proposed business combination with HP, as follows:

(in millions)	December 31, 2019
Eliminate HP common stock	$(15)
Record issuance of Xerox common shares in connection with the proposed business combination with HP (See Note 4)	214

Total	$199

(Q)	To eliminate HP’s additional paid-in capital and to record Xerox stock options and restricted share awards to be issued in connection with the proposed combination with HP, as follows:

(in millions)	December 31, 2019
Eliminate HP’s additional paid-in-capital	$(835)
Record issuance of Xerox common shares in connection with the proposed business combination with HP (See Note 4)	6,557
Record issuance of Xerox restricted stock units (share based component)	70
Record issuance of Xerox stock options	8

Total	$5,800

(R)	To adjust retained earnings as follows:

(in millions)	December 31, 2019
Eliminate HP’s accumulated deficit	$818
Estimated acquisition-related costs expected to be incurred by Xerox in connection with the proposed business combination with HP, net of tax	(56)	(1)

Total	$762

(1)

For purposes of these unaudited pro forma condensed combined financial statements, we assumed that Xerox will incur approximately $75 million of acquisition-related costs (excluding financing fees payable pursuant to the commitment letter and fees for the Mandatory Convertible Preferred Stock offering) or $56 million after estimated deferred tax expense of $19 million. Acquisition-related costs have not been reflected in the unaudited pro forma combined statements of operation as they do not have a continuing effect on the financial results of the combined company.

(S)	To eliminate HP’s accumulated other comprehensive loss of $1,225 million.
(T)

The unaudited pro forma combined basic and diluted earnings per share for the year ended December 31, 2019 have been adjusted by the number of Xerox common shares expected to be issued in connection with the proposed combination with HP:

(in thousands)	Year Ended December 31, 2019
Adjustment to basic and diluted weighted-average number of Xerox common shares outstanding:
Number of Xerox common shares expected to be issued upon conversion of shares of HP common stock at an exchange rate of 0.149.	213,569
Number of Xerox common shares expected to be issued upon conversion of shares of HP common stock related to vested HP stock options at an exchange rate of 0.149.	292

Total	213,861

Adjustment to diluted weighted-average number of Xerox common shares outstanding:
Dilutive effect of replacement restricted stock units	2,232	(1)
Dilutive effect of replacement stock options awards	—	(1)
Dilutive effect of mandatory convertible preferred stock	69,488	(2)

Total	71,720

Total adjustment to diluted weighted-average number of Xerox common shares outstanding:	285,581

In addition to the adjustments to the weighted-average Xerox common shares outstanding shown above, Net income from continuing operations attributable to Xerox for the computation of basic earnings per share of common stock would be reduced by $132 million for the dividends on the Mandatory Convertible Preferred Stock. Refer to adjustment (O) for additional information.

(1)

As described in Note 4(d), these unaudited pro forma condensed combined financial statements assume that Xerox will issue restricted stock units and stock option awards to replace unvested HP restricted stock units and unvested stock options outstanding at the effective time of the proposed combination with HP. For purposes of these unaudited pro forma condensed combined financial statements, the replacement share-based awards have been included in the calculation of the pro forma diluted earnings per share based on the estimated potential dilutive effect of the replacement awards.

(2)

Reflects adjustment for common shares issuable related to the Mandatory Convertible Preferred Stock that we expect to issue in connection with the proposed business combination with HP. Refer to adjustment (O) for additional information.

WHERE YOU CAN FIND MORE INFORMATION

Xerox and HP file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also obtain copies of the reports, proxy statements and other information Xerox and HP file with the SEC, as well as copies of the governing documents of the companies, on their websites at www.xerox.com and www.hp.com, respectively.

Xerox has filed a registration statement on Form S-4 to register with the SEC Xerox common stock to be issued in connection with the offer and the second-step merger. In addition, Xerox has also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

The SEC allows Xerox to “incorporate by reference” information into this proxy statement, which means that Xerox can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that Xerox and HP have previously filed with the SEC. These documents contain important information about Xerox and HP and their financial condition.

(1)	The following documents previously filed by Xerox with the SEC:

Xerox SEC Filings	Period
Annual Report of Xerox Corporation on Form 10-K	Fiscal Year Ended December 31, 2019, as filed on February 28, 2020

Current Reports on Form 8-K	Filed on January 6, 2020, January 6, 2020, February 21, 2020, March 2, 2020 and March 2, 2020 (in each case, other than any portion of any documents not deemed to be filed)

(2)

The description of Xerox common shares set forth in Xerox’s registration statements filed by Xerox pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description.

(3)	The following documents previously filed by HP with the SEC:

HP SEC Filings	Period
Annual Report on Form 10-K	Fiscal Year Ended October 31, 2019, as filed on December 12, 2019 and amended on February 27, 2020

Quarterly Reports on Form 10-Q	Quarterly Periods Ended January 31, 2019, as filed on March 5, 2020

Current Reports on Form 8-K	Filed on February 20, 2020, February 24, 2020 and February 27, 2020 (in each case, other than any portion of any documents not deemed to be filed)

(4)

The description of HP common stock set forth in HP’s registration statements filed by HP pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating this description.

(5)

The description of the poison pill rights set forth in HP’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

(6)

All documents filed by Xerox and HP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting shall also be deemed to be incorporated herein by reference.

Shareholders may obtain any of these documents without charge upon written or oral request to our proxy solicitors, D.F. King, by mail at 48 Wall Street, 22nd Floor, New York, New York 10005, or by telephone at (866) 721-1324 (toll free) or (212) 269-5550 (collect) or Harkins Kovler, by mail at 3 Columbus Circle, 15th Floor, New York, New York 10019, or by telephone at (800) 257-3995 (toll free) or (212) 468-5380 (collect).

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM XEROX, PLEASE CONTACT D.F. KING OR HARKINS KOVLER NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING TO RECEIVE SUCH DOCUMENTS BEFORE THE DATE OF THE SPECIAL MEETING. If you request any incorporated documents, D.F. King or Harkins Kovler will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

NOTE ON HP INFORMATION

All information concerning HP, its businesses, operations, financial condition and management presented or incorporated by reference in this proxy statement is taken from publicly available information other than the description of HP’s actions taken in response to the various Xerox proposals as set forth in the section entitled “Background of the Offer.” This information may be examined and copies may be obtained at the places and in the manner set forth in the section entitled “Where You Can Find More Information.” Xerox is not affiliated with HP, and HP has not permitted Xerox to have access to its books and records. Therefore, non-public information concerning HP was not available to Xerox for the purpose of preparing this proxy statement. Although Xerox has no knowledge that would indicate that statements relating to HP contained or incorporated by reference in this proxy statement are inaccurate or incomplete, Xerox was not involved in the preparation of those statements and cannot verify them. None of Xerox or any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by HP to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Xerox.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Xerox is requesting that HP provide Xerox with information required for complete disclosure regarding the businesses, operations, financial condition and management of HP. Xerox will amend or supplement this proxy statement to provide any and all information Xerox receives from HP, if Xerox receives the information before the date of the special meeting and Xerox considers it to be material, reliable and appropriate.

PROXY SOLICITATION

The costs of providing the ability to vote by telephone and over the Internet, and the costs in preparing and mailing the proxy statement and form of proxy card, will be paid by us. In addition to soliciting proxies by telephone, Internet and mail, employees of Xerox may, at our expense, solicit proxies in person, by telephone, courier service, advertisement, telecopier or other electronic means.

We have retained D.F. King and Harkins Kovler as our proxy solicitors to assist in the solicitation of proxies. We will pay D.F. King and Harkins Kovler a fee estimated not to exceed $[●] for their services as proxy solicitors, plus reimbursement of reasonable out-of-pocket expenses incurred by them. Xerox will, at its own expense, pay those entities holding Xerox shares in the names of their beneficial owners for their reasonable expenses in delivering proxy solicitation materials to their beneficial owners, including objecting beneficial owners.

HOUSEHOLDING OF PROXY MATERIALS

Companies and intermediaries (e.g., brokers) are permitted under the SEC’s rules to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, you may request a change in delivery preferences. For registered shareholders, you may contact our transfer agent at (800)-828-6396 or write them at Computershare, P.O. Box 30170, College Station, TX 77842-3170. For beneficial owners, you may call the bank, broker or other nominee where your shares are held in street name or call (800) 542-1061.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The independent auditors of Xerox are PricewaterhouseCoopers LLP, Stamford, CT. The transfer agent and registrar for Xerox common stock and Xerox Series A preferred stock is Computershare c/o Xerox Holdings Corporation, P.O. Box 505000, Louisville, KY 40233, (800) 828-6396.

The independent auditors of HP are Ernst & Young LLP, San Jose, California. The transfer agent and registrar for the HP common stock is Equiniti Trust Company with its principal office in New York, New York.

MISCELLANEOUS

If any other matters are properly presented for consideration at the special meeting, including, among other things, consideration of a motion to adjourn or postpone the special meeting to another time or place in order to solicit additional proxies in favor of the recommendation of the Independent Directors, the designated proxy intends to vote the shares represented by the proxies appointing them on such matters in their judgment and the authority to do so is included in the proxy.

As of the date this proxy statement, Xerox knows of no other matters which are likely to come before the special meeting.

ANNEX A — AUTHORIZED SHARE AMENDMENT

FORM OF THE TEXT OF AMENDMENT OF XEROX RESTATED CERTIFICATE OF INCORPORATION

“FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is [●] shares, consisting of [●] shares of Common Stock, of the par value of $1.00 each (hereinafter referred to as “Common Stock”), and 22,043,067 shares of Preferred Stock, of the par value of $1.00 each (hereinafter referred to as “Preferred Stock”).”

Annex A - 1